                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                  ALLETE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     (5) Total fee paid:

     ---------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box  if any part of  the fee  is offset  as provided  by Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     ---------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     (3) Filing Party:

     ---------------------------------------------------------------------------

     (4) Date Filed:

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
[GRAPHIC OMITTED]

                                                          2008
                                                          NOTICE
                                                          AND
                                                          PROXY
                                                          STATEMENT

                                                  [ALLETE LOGO]
                                                  ANNUAL MEETING OF SHAREHOLDERS
                                                  TUESDAY, MAY 13, 2008
                                                  DULUTH, MINNESOTA

[ALLETE LOGO]
                                        March 25, 2008

Dear Fellow Shareholder:

     You are cordially invited to the 2008 Annual Meeting of Shareholders of ALLETE, Inc. to be held on Tuesday, May 13, 2008 at 10:30 a.m. CDT in the Duluth Entertainment Convention Center (DECC) auditorium. The DECC is located on the waterfront of Lake Superior at 350 Harbor Drive in Duluth, Minnesota. On behalf of the ALLETE Board of Directors, I encourage you to attend.

     At this year's meeting, you will be asked to elect ten directors and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

     Roger Peirce is not standing for election this year due to his retirement from the Board. Mr. Peirce brought an outstanding background in business and finance to the Board. I want to take this opportunity to thank him for his service and commitment to ALLETE.

     During the past year, we welcomed Douglas C. Neve to the Board. Mr. Neve's wealth of business and financial experience will continue to benefit ALLETE as we pursue our strategy.

     Following the Annual Meeting, you are invited to visit with our directors, officers, and employees over lunch in the Lake Superior Ballroom located in the DECC.

     Your vote is important. Whether or not you plan to attend the Annual Meeting, your shares should be represented and voted. After reading the Proxy Statement, you can vote your shares online; by a toll-free telephone call; or by signing, dating, and returning your Proxy Card. Specific instructions on how to vote are provided on your Proxy Card, or if you received these materials electronically, in the e-mail message that you received notifying you of the availability of these materials.

     Thank you for your investment in ALLETE.

                                        Sincerely,

                                        Donald J. Shippar

                                        Donald J. Shippar
                                        Chairman, President, and Chief Executive
                                        Officer

                               [GRAPHIC OMITTED]
--------------------------------------------------------------------------------
                      ANNUAL MEETING OF SHAREHOLDERS

                    TUESDAY, MAY 13, 2008 AT 10:30 A.M.
                            (DOORS OPEN AT 9:00 A.M.)

           DULUTH ENTERTAINMENT CONVENTION CENTER--DULUTH, MINNESOTA
                        - FREE PARKING   - LUNCH PROVIDED

          QUESTIONS?
         CALL ALLETE SHAREHOLDER SERVICES 218-723-3974 OR 800-535-3056
--------------------------------------------------------------------------------

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS--MAY 13, 2008

                                 ALLETE, INC.
                          30 WEST SUPERIOR STREET
                          DULUTH, MINNESOTA 55802

     The Annual Meeting of Shareholders of ALLETE, Inc. will be held in the auditorium of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, on Tuesday, May 13, 2008 at 10:30 a.m. CDT for the following purposes:

     1. To elect a Board of ten directors to serve for the ensuing year;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2008; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders of record on the books of ALLETE at the close of business on March 14, 2008 are entitled to notice of and to vote at the Annual Meeting.

     All shareholders are invited and encouraged to attend the Annual Meeting in person. The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.

     Your early response will facilitate an efficient tally of your votes. To vote your shares online or by a toll-free telephone call, please follow the instructions on your Proxy Card, or if you received these materials electronically, follow the instructions in the e-mail message notifying you of the availability of these materials. To vote by mail, please sign, date, and return your Proxy Card in the envelope provided.

By order of the Board of Directors,

Deborah A. Amberg

Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 25, 2008
Duluth, Minnesota

                                PROXY STATEMENT
                               TABLE OF CONTENTS

GENERAL INFORMATION...........................................................1
  Proxy Solicitation..........................................................1
  Purpose of the Meeting......................................................1
  Shareholders Entitled to Vote...............................................1
  Shareholders of Record; Beneficial Owners...................................1
  Quorum; Required Votes......................................................2
  How to Vote.................................................................2
  Revocation of Proxies.......................................................2
  Delivery of Proxy Materials to Households...................................3
  How to Enroll for Electronic Delivery of Future Proxy Materials.............3
OWNERSHIP OF ALLETE COMMON STOCK..............................................4
  Securities Owned by Certain Beneficial Owners...............................4
  Securities Owned by Directors and Management................................4
  Section 16(a) Beneficial Ownership Reporting Compliance.....................4
ITEM NO. 1--ELECTION OF DIRECTORS.............................................5
  Nominees for Director.......................................................5
CORPORATE GOVERNANCE..........................................................7
  Corporate Governance Guidelines.............................................7
  Director Independence Standards.............................................7
  Related Person Transactions and Director Independence Determinations........8
  Director Nominations........................................................9
  Committee Membership, Meetings, and Functions..............................10
  Communications Between Shareholders and the Board of Directors.............10
  Common Stock Ownership Guidelines..........................................10
  Code of Ethics.............................................................11
DIRECTOR COMPENSATION--2007..................................................11
COMPENSATION DISCUSSION AND ANALYSIS.........................................13
  Compensation Philosophy and Objectives.....................................13
  Process for Determining Executive Compensation.............................14
  Elements of Executive Compensation.........................................18
  Benefits...................................................................20
  Perquisites................................................................21
  Employment, Severance, and Change in Control Agreements....................21
EXECUTIVE COMPENSATION COMMITTEE REPORT......................................22
COMPENSATION OF EXECUTIVE OFFICERS...........................................23
  Summary Compensation Table--2007 and 2006..................................23
  Grants of Plan-Based Awards--2007..........................................25
  Grants of Plan-Based Awards Discussion.....................................26
  Outstanding Equity Awards at Fiscal Year-End--2007.........................30
  Option Exercises and Stock Vested--2007....................................31
  Pension Benefits--2007.....................................................31
  Pension Benefits Discussion................................................32
  Nonqualified Deferred Compensation--2007...................................33
  Potential Payments Upon Termination or Change in Control...................34
EQUITY COMPENSATION PLAN INFORMATION.........................................36
AUDIT COMMITTEE REPORT.......................................................37
  Audit Committee Pre-Approval Policies and Procedures.......................37
  Audit and Non-Audit Fees...................................................38
ITEM NO. 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
  ACCOUNTING FIRM............................................................39
OTHER BUSINESS...............................................................39
  Shareholder Proposals for the 2009 Annual Meeting..........................39

--------------------------------------------------------------------------------
                                PROXY STATEMENT

                                  ALLETE, INC.
                            30 WEST SUPERIOR STREET
                            DULUTH, MINNESOTA 55802
--------------------------------------------------------------------------------
                              GENERAL INFORMATION

PROXY SOLICITATION

     These proxy materials are being delivered to shareholders of ALLETE, Inc. (ALLETE or Company) in connection with the solicitation of proxies by the Board of Directors to be voted at the Company's 2008 Annual Meeting of Shareholders. The Annual Meeting will be held at 10:30 a.m. CDT on Tuesday, May 13, 2008 at the Duluth Entertainment Convention Center, Duluth, Minnesota.

     We expect to solicit proxies primarily by mail. We will also solicit proxies by e-mail from the majority of our employee shareholders as well as from shareholders who previously requested to receive proxy materials electronically. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies. Directors or Company officers, other employees, or retirees also may solicit proxies in person or by telephone at a nominal cost. Brokers, and other custodians, nominees, and fiduciaries will be asked to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The total fees we expect to pay in connection with the solicitation of proxies are approximately $10,000 plus expenses. The cost of soliciting proxies will be paid by the Company.

     This Notice of Annual Meeting, Proxy Statement, form of proxy, and voting instructions were first mailed to shareholders on or about March 25, 2008.

PURPOSE OF THE MEETING

     The purpose of the Annual Meeting is to elect a Board of ten directors to serve for the ensuing year, to ratify the appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as the Company's independent registered public accounting firm for 2008, and to transact such other business as may properly come before the meeting.

     The Board is not aware of any matter to be presented at the Annual Meeting of Shareholders other than those set forth in the accompanying notice. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

SHAREHOLDERS ENTITLED TO VOTE

     Each share of common stock of the Company, without par value (Common Stock), of record on the books of the Company at the close of business on March 14, 2008 is entitled to notice of and to vote at the Annual Meeting of Shareholders. As of March 14, 2008 there were 30,840,240 outstanding shares of Common Stock, each entitled to one vote.

SHAREHOLDERS OF RECORD; BENEFICIAL OWNERS

     If shares of Common Stock are registered directly in a person's name with our transfer agent, Wells Fargo Bank, N.A., that person is considered the "shareholder of record" with respect to those shares and these proxy materials have been sent directly to such person by the Company.

     If a person holds shares of Common Stock in a brokerage account or through a bank or other holder of record, that person is considered the "beneficial owner" of shares held in street name. These proxy materials have been forwarded to the beneficial owners by the broker, bank, or other holder of record who is considered the shareholder of record with respect to those shares. A beneficial owner has the right to direct the broker, bank, or other holder of record on how to vote the beneficially owned shares.

QUORUM; REQUIRED VOTES

     The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum.

     The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for the election of each director. The affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2008.

     Abstentions are included in the number of shares present and voting, and have the same effect as votes against a particular proposal.

     Broker non-votes are not counted for or against any proposal, but are treated as present for purposes of determining a quorum. A "broker non-vote" occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner of the shares and the broker does not have the authority to vote on the matter without such instructions. Under the rules of the New York Stock Exchange (NYSE), a broker may vote shares on Items Nos. 1 and 2, and on other routine matters in the absence of timely voting instructions from the beneficial owner.

     An automated system administered by Broadridge Financial Solutions, Inc. will tabulate the votes.

HOW TO VOTE

     Shareholders of record may vote their shares by proxy using any of the following methods:

     - BY TELEPHONE: Vote by calling 1-800-690-6903 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message that you received notifying you of the availability of these materials. If you vote by phone, do not return your proxy card.

     - ONLINE: You may vote online at WWW.PROXYVOTE.COM. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. If you vote online, do not return your proxy card.

     - BY MAIL: Complete, sign, and date each proxy card that you received and return it in the prepaid envelope provided to ALLETE, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717-8368.

     Telephone and Internet voting will be available until 12:00 p.m., CDT, on May 12, 2008.

     If you received these materials electronically, you did not receive a proxy card. If you wish to request paper copies of these materials, including a proxy card, you may do so by calling ALLETE Shareholder Services at 800-535-3056 or 218-723-3974.

     Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted "FOR" the election of all nominees for director named herein and "FOR" ratification of the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2008.

REVOCATION OF PROXIES

     A proxy may be revoked at any time before it is voted by giving written notice of revocation to ALLETE, Inc., Shareholder Services, 30 West Superior Street, Duluth, MN 55802-2093, or by delivering a proxy bearing a later date using any of the voting methods described above.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

     Only one copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (Annual Report), filed with the United States Securities and Exchange Commission (SEC) on February 15, 2008, and one Proxy Statement for the 2008 Annual Meeting will be delivered to an address where two or more shareholders reside unless we have received contrary instructions from a shareholder at the address. A separate Proxy Card will be delivered to each shareholder at the shared address who has not elected to receive proxy materials electronically.

     If you are a shareholder who lives at a shared address and would like additional copies of the Annual Report, this Proxy Statement, or any future annual reports or proxy statements, contact ALLETE Shareholder Services, 30 West Superior Street, Duluth, MN 55802-2093, telephone number 800-535-3056 or 218-723-3974, and copies will be mailed to you promptly.

     If you share the same address with another of our shareholders and you currently receive multiple copies of annual reports or proxy statements, you may request delivery of a single copy of future annual reports or proxy statements at any time by calling ALLETE Shareholder Services at 800-535-3056 or 218-723-3974, or by writing to our transfer agent, Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

     If you did not receive the Annual Report, which includes the Company's audited Consolidated Financial Statements, please notify ALLETE Shareholder Services, 30 West Superior Street, Duluth, MN 55802-2093, telephone number 800-535-3056 or 218-723-3974, and a copy will be sent to you promptly.

     Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more "street name" accounts under which you beneficially own shares of Common Stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this Proxy Statement or the Annual Report, or if you have other questions or directions concerning your "street name" account.

HOW TO ENROLL FOR ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

     We are pleased to offer our shareholders the convenience and benefits of viewing proxy statements, annual reports, and other shareholder materials online. With your consent, we can stop sending you paper copies of these documents. Instead, beginning next year we would send you an e-mail notification that the shareholder materials have been filed with the SEC and are available for you to view. The notification would include a link to the website on which you could view the materials. We would also provide you with a link to allow you to vote your Common Stock shares online.

     To enroll for electronic receipt of shareholder materials, follow these easy directions:

     1. Log onto the Internet at WWW.ALLETE.COM.
     2. Click on "Investors."
     3. Click on "Shareholder Services."
     4. Click on "Electronic Delivery."
     5. Follow the prompts to submit your electronic consent.

The website for viewing shareholder materials will be available on a 24-hours-a-day, 7-days-a-week basis. You will receive an e-mail confirmation of your enrollment. Your enrollment will remain in effect for as long as you remain a shareholder and the e-mail account you provide the Company remains active. However, you may choose to cancel your enrollment at any time.

--------------------------------------------------------------------------------
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2008. THE COMPANY'S PROXY STATEMENT, ANNUAL REPORT ON FORM 10-K, AND PROFILE ARE AVAILABLE AT WWW.PROXYVOTE.COM.
--------------------------------------------------------------------------------

                        OWNERSHIP OF ALLETE COMMON STOCK

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

     Company records and other information available from outside sources, including information filed with the SEC, indicate that, as of March 14, 2008, only one shareholder was a beneficial owner of more than 5 percent of any class of the Company's voting securities. As of that date, Wachovia Bank, N.A. ("Wachovia"), NC1156 Three Wachovia Center, 401 South Tryon Street, Charlotte, NC 28288 held 4,666,332 shares, or 15 percent, of the Common Stock in its capacity as Trustee of the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (RSOP). Generally, these shares will be voted in accordance with instructions received by Wachovia from participants in the RSOP, and shares for which Wachovia does not receive instructions from RSOP participants will be voted proportionately with the instructions it does receive.

SECURITIES OWNED BY DIRECTORS AND MANAGEMENT

     The following table presents the shares of Common Stock beneficially owned as of March 14, 2008 by Directors, nominees for Director, executive officers named in the Summary Compensation Table that appears subsequently in this Proxy Statement, and all Directors and executive officers of the Company as a group. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed. Common Stock ownership guidelines applicable to Directors are discussed on page 10. Directors are expected to own 3,000 shares within three years of election--the following directors have served less than three years: Ms. Brekken, Mr. Emery, Mr. Hoolihan, and Mr. Neve. Common Stock ownership guidelines applicable to the Named Executive Officers are discussed on page 13. Because the Common Stock ownership guidelines were recently adopted, Named Executive Officers are still progressing toward meeting them by their respective deadlines.


                                                              Company                                           Options
                                                               Share             Number of Shares             Exercisable
                                Name of                      Ownership             Beneficially             within 60 days
                                Beneficial Owner           Guidelines<F1>               Owned<F2>        after March 14, 2008
---------------------------------------------------------------------------------------------------------------------------------
Directors                       Kathleen A. Brekken            3,000                   3,768                         0
                                Heidi J. Eddins                3,000                   5,721                         0
                                Sidney W. Emery, Jr.           3,000                   2,609                         0
                                James J. Hoolihan              3,000                   3,066                         0
                                Madeleine W. Ludlow            3,000                   7,808                         0
                                George L. Mayer                3,000                  18,836                     3,879
                                Douglas C. Neve                3,000                   1,949                         0
                                Roger D. Peirce                3,000                   4,760                         0
                                Jack I. Rajala                 3,000                  12,133                     3,879
                                Bruce W. Stender               3,000                  13,531                         0
Named Executive Officers        Donald J. Shippar             58,901                  28,285                    60,619
                                Mark A. Schober               14,461                  16,395                    20,025
                                Laura A. Holquist                  -                  11,165                     8,224
                                Deborah A. Amberg             13,610                   6,545                    18,072
                                Claudia Scott Welty           12,646                  13,391                    23,837
All Directors and executive
officers as a group (17):                                          -                 156,890                   149,741
---------------------------------------------------------------------------------------------------------------------------------

<F1> The amounts in this column for the Named Executive Officers were determined  based  on 2007 base salaries and the closing share price of $35.76 on March 14, 2008.
<F2> Includes: (i) shares as to which voting and investment power is shared with the person's spouse: Mr. Hoolihlan--2,438, Mr.
     Neve--1,433, Mr. Schober--4,366, and  Ms. Welty--6,680; (ii) shares owned by  the person's spouse: Ms. Holquist--103; and
     (iii)  shares  held by the person's minor children: Mr. Schober--118.  Each Director and  executive  officer owns only a fraction of 1 percent of the Common  Stock, and all Directors and executive officers as a group also own less than 1 percent of the Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Directors, executive officers, and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities, to file reports of initial ownership of Common Stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based on a review of such reports and the written representations of our Directors and executive officers, the Company believes that all such filing requirements were met during 2007.

                        ITEM NO. 1--ELECTION OF DIRECTORS

     All shares represented by the proxy will be voted, unless authority is withheld, "FOR" the election of the ten nominees for Director named below and on the following page. Directors are elected to serve until the next annual election of Directors and until a successor is elected and qualified, or until a Director's earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of Directors, or designate substitute nominees, who would receive the votes represented by proxies.

NOMINEES FOR DIRECTOR
--------------------------------------------------------------------------------

[PHOTO OMITTED]   KATHLEEN A. BREKKEN, 58, of Cannon Falls, Minnesota, has been a Director since 2006. She is a member of the Executive
                  Compensation Committee and the Corporate Governance and
                  Nominating Committee. Ms. Brekken is the retired President and
                  Chief Executive Officer of Midwest of Cannon Falls, Inc., a company that designs, wholesales, and distributes home accessories and giftware. She previously served on the ALLETE
                  Board of Directors from 1997 to 2003. Ms. Brekken is a board member of the Cannon Falls Medical Center--Mayo Health System and serves on the advisory board of Oxygen Plus, Inc.

--------------------------------------------------------------------------------

[PHOTO OMITTED]   HEIDI J. EDDINS, 51, of St. Augustine, Florida, has been a
                  Director since 2004. She is Chair of the Corporate Governance and Nominating Committee. Ms. Eddins is the Executive Vice
                  President, Secretary and General Counsel of Florida East Coast
                  Railway, LLC, a railway company that is a successor to Florida
                  East Coast Industries, Inc.'s transportation business. Ms.
                  Eddins joined Florida East Coast Industries, Inc. in 1999 and was responsible for all legal and governmental affairs of the corporation in addition to managing a variety of real estate transactions. She continues to be responsible for all legal and governmental affairs of Florida East Coast Railway, LLC.
                  Ms. Eddins also serves as a director of the Flagler Hospital
                  Foundation.

--------------------------------------------------------------------------------

[PHOTO OMITTED]   SIDNEY W. EMERY, JR., 61, of Minneapolis, Minnesota, has been a director since 2007. He is a member of the Executive
                  Compensation Committee. Mr. Emery is currently Chairman of the
                  Board of Directors and served as the Chief Executive Officer of MTS Systems Corporation (NASDAQ: MTSC), a global supplier of mechanical testing systems and industrial position sensors, from 1998 to January 15, 2008. He also serves as a director of Urologix, Inc., a Minneapolis-based manufacturer of minimally invasive medical products, and chairs the Board of Governors of the University of St. Thomas School of Engineering in St.
                  Paul, Minnesota.

--------------------------------------------------------------------------------

[PHOTO OMITTED]   JAMES J. HOOLIHAN, 55, of Grand Rapids, Minnesota, has been a
                  Director since 2006. He is a member of the Audit Committee.
                  Mr. Hoolihan is the President and Chief Executive Officer of
                  the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota.
                  From 1981 to 2004, Mr. Hoolihan was the President of
                  Industrial Lubricant Company, which provides industrial
                  supplies and services to logging, railroad, taconite, and coal mining industries. He serves as the Chairman of the Board of
                  Directors of Industrial Lubricant Company. Mr. Hoolihan served as the elected Mayor of the City of Grand Rapids from 1990 to
                  1995.
--------------------------------------------------------------------------------

[PHOTO OMITTED]   MADELEINE W. LUDLOW, 53, of Cincinnati, Ohio, has been a
                  Director since 2004. She is Chair of the Executive
                  Compensation Committee. Since January 2005, Ms. Ludlow has been a Principal of LudlowWard Capital Advisors, a Cincinnati-based investment banking firm serving small and middle market companies. She was the Chairman, Chief Executive
                  Officer, and President of Cadence Network, Inc., a web-based provider of utility expense management services from 2000 to 2004. Ms. Ludlow was formerly the Vice President and Chief
                  Financial Officer of Cinergy Corp. She also serves as a trustee of the Darden Graduate School of Business
                  Administration at the University of Virginia.

NOMINEES FOR DIRECTOR
--------------------------------------------------------------------------------

[PHOTO OMITTED]   GEORGE L. MAYER, 63, of Essex, Connecticut, has been a
                  Director since 1996. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Mayer is the founder and President of Manhattan Realty Group, a real estate investment and management company. Mr. Mayer is also a director of Schwaab, Inc., one of the nation's largest manufacturers of rubber stamps and associated products.

--------------------------------------------------------------------------------

[PHOTO OMITTED]   DOUGLAS C. NEVE, 52, of Eden Prairie, Minnesota, has been a director since July 2007. He is a member of the Audit
                  Committee. Mr. Neve is the former Executive Vice President and
                  Chief Financial Officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from February 2005 until March 2007. Prior to February 2005 he was an audit partner with Deloitte & Touche LLP, a public accounting firm. He also is a board member of Tyndale House
                  Publishers, Inc. and the Audit Committee chair for Luther
                  College. Mr. Neve was recommended to the Board by an executive officer of the Company.

--------------------------------------------------------------------------------

[PHOTO OMITTED]   JACK I. RAJALA, 68, of Grand Rapids, Minnesota, has been a
                  Director since 1985. He is a member of the Executive
                  Compensation Committee and the Corporate Governance and
                  Nominating Committee. Mr. Rajala is the Chairman and Chief
                  Executive Officer of Rajala Companies, and Director and
                  President of Rajala Mill Company, both of which manufacture and trade lumber. Mr. Rajala also serves as Chairman and Chief
                  Executive Officer of Boundary Company, a forestland investment company.

--------------------------------------------------------------------------------

[PHOTO OMITTED]   DONALD J. SHIPPAR, 59, of Superior, Wisconsin, has been a
                  Director since 2004 and has been Chairman of ALLETE since
                  January 2006. Mr. Shippar was named President and Chief
                  Executive Officer of ALLETE in 2004. Since joining the Company in 1976, Mr. Shippar has served as Vice President of Transmission and Distribution, Senior Vice President for
                  Customer Service and Delivery, Chief Operating Officer of
                  Minnesota Power, and President of Minnesota Power. Mr. Shippar also serves as a trustee of the College of St. Scholastica in Duluth, Minnesota.

--------------------------------------------------------------------------------

[PHOTO OMITTED]   BRUCE W. STENDER, 66, of Duluth, Minnesota, has been a
                  Director since 1995. Mr. Stender, as Lead Director, is an ex-officio member of each Board committee. Mr. Stender served as Chairman of ALLETE from September 2004 to January 2006. He is Vice Chair of Duluth-based Labovitz Enterprises, Inc., which owns and manages hotels and commercial real estate. Mr.
                  Stender serves as a trustee of the Blandin Foundation and as member of the Chancellor's Advisory Committee for the University of Minnesota-Duluth.

                              CORPORATE GOVERNANCE

     Corporate governance refers to the internal policies and practices by which the Company is operated and controlled on behalf of its shareholders. Sound corporate governance starts with a strong, independent Board that is accountable to the Company and its shareholders. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders, and to the extent appropriate under Minnesota law, other constituencies, including the Company's employees, customers, suppliers, and the communities in which ALLETE does business. The Company views good corporate governance as a source of competitive advantage, because the Company's ultimate goal is to best focus and direct its resources.

     In 2007, the Board and its committees reviewed and enhanced established corporate governance practices. This ensures that the Board and its committees have the necessary authority and practices in place to review and evaluate the Company's business operations, as needed, and to make decisions that are independent of the Company's management. As examples, the Board and its committees undertake an annual self-evaluation process, meet regularly without members of management present, have direct access to and meet individually with members of management, and retain their own advisors as they deem appropriate.

     In an effort to further develop the Board, Directors are asked to attend an independent educational seminar each year and to share their experiences and observations with the other Directors. In addition to seminars, Board members attended educational presentations hosted by the Company during 2007 addressing investor relations and enterprise risk management, and regulated utility and real estate accounting. In 2008 the Company has provided an educational presentation to the Board about wholesale and retail utility rate cases.

CORPORATE GOVERNANCE GUIDELINES

     The Company's Corporate Governance Guidelines, initially adopted in 2002, were revised in January 2008. The Corporate Governance Guidelines address the Board's roles and responsibilities, Board selection and composition policies, Board operating policies, Board committee responsibilities, Director compensation, Director stock ownership, and other matters. Each committee of the Board also has a charter pursuant to which it operates. The Executive Compensation Committee Charter was last revised in October 2007, the Audit Committee Charter was last revised in January 2007, and the Corporate Governance and Nominating Committee Charter was last revised in January 2008. Current copies of our Corporate Governance Guidelines and the committee charters are available on the Company's website at WWW.ALLETE.COM. Shareholders may request free printed copies of these documents from ALLETE Shareholder Services, 30 West Superior Street, Duluth, MN 55802-2093.

DIRECTOR INDEPENDENCE STANDARDS

     The Board has adopted independence standards into the Company's Corporate Governance Guidelines that are consistent with the director independence standards of the NYSE. An "independent" Director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Board has adopted certain categorical standards to assist in determining each Director's independence. The Board considers a "material relationship" with the Company to exist where:

     - the Director has been employed by the Company within the last three years;

     - a member of the Director's immediate family has been employed by the Company as an executive officer within the last three years;

     - the Director is an employee or a partner, or the Director's immediate family member is a partner, of the Company's current independent registered public accounting firm; or an immediate family member is an employee of the Company's current independent registered public accounting firm and participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or the Director or an immediate family member was within the last three years (but is no longer) an employee or partner of the Company's current independent registered public accounting firm and personally worked on the Company's audit within that time;

     - the Director or a member of the Director's immediate family has been employed within the last three years as an executive officer of any business organization for which any of the Company's executive officers currently serves as a member of that business organization's compensation committee;

     - the Director has received in any of the last three years more than $100,000 in direct compensation from the Company (other than Director and committee fees, pension, and other deferred compensation);

     - a member of the Director's immediate family has received in any 12-month period within the last three years more than $100,000 in direct compensation from the Company;

     - the Director is a current employee, or a member of the Director's immediate family is a current executive officer, of any business organization that has made payments to the Company, or received payments from the Company, for property or services in any of the last three fiscal years in an amount that exceeds the greater of $1,000,000 or 2 percent of the other company's consolidated gross revenue;

     - the Director has been an employee within the last three years, or a member of the Director's immediate family has been an executive officer within the last three years, of any business organization to which the Company was indebted at any time within the last three years in an aggregate amount in excess of 5 percent of the Company's total assets;

     - the Director or a member of the Director's immediate family has served within the last three years as an executive officer or a general partner of an entity that has received an investment from the Company or any of its subsidiaries which exceeds the greater of $1,000,000 or 2 percent of such entity's total invested capital in any of the last three years; or

     - the Director or a member of the Director's immediate family has been an executive officer of a foundation, university, non-profit trust or other charitable organization within the last three years for which contributions from the Company accounted for more than the greater of $250,000 or 2 percent of such organization's consolidated gross revenue in any of the last three years.

RELATED PERSON TRANSACTIONS AND DIRECTOR INDEPENDENCE DETERMINATIONS

     The Board has adopted a policy to review transactions between the Company and related persons. Related persons include Directors, Director nominees, executive officers, and 5 percent shareholders, as well as immediate family members and any entity controlled by or in which these individuals have a substantial financial interest. A copy of the policy is available on our website at WWW.ALLETE.COM.

     The Related Person Transaction Policy applies to a financial transaction, arrangement, or a series of similar transactions or arrangements of $25,000 or more. These transactions generally require advance approval by the Corporate Governance and Nominating Committee (Corporate Governance Committee). If a new situation arises where advance approval is not practical, it is discussed with the Chair of the Corporate Governance Committee, and an appropriate course of action may include subsequent ratification by the Corporate Governance Committee.

     The Corporate Governance Committee considers factors it deems relevant in determining whether to approve a transaction, including but not limited to the following: whether the terms are comparable to those that could be obtained in an arm's-length transaction with an unrelated third party; whether there are business reasons to enter into the transaction; whether the transaction could impair the independence of a Director; and whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships. The Corporate Governance Committee will also periodically review and assess relationships to ensure ongoing fairness to the Company. Any member of the Corporate Governance Committee who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the Chair of the Corporate Governance Committee.

     The Corporate Governance Committee examined all transactions between Directors and the Company in light of the Company's independence standards and the NYSE's corporate governance rules and determined that each Director, except Mr. Shippar, is "independent."

     Specifically, the Corporate Governance Committee considered that Mr. Hoolihan has an ownership interest in Industrial Lubricant Company (ILCO), which provides lubricant products to one of the Company's generating facilities and to one of the Company's wholly owned subsidiaries, BNI Coal, Ltd. Mr. Hoolihan also has an ownership interest in ILCO Ground Technologies LLC, which provides equipment to the mining industry.

During 2007, Company purchases from ILCO and ILCO Ground Technologies LLC totaled $389,572. After discussion, the Corporate Governance Committee recommended to the Board that these relationships with the Company are not material to Mr. Hoolihan, or to any person or organization with whom he has an affiliation. Based on this, the Corporate Governance Committee determined that these relationships do not impair Mr. Hoolihan's independence.

     The Corporate Governance Committee also considered contracts made with Hoover Construction prior to the retirement of Peter Johnson from the Board. Mr. Johnson's son has an ownership interest in Hoover Construction. The Corporate Governance Committee reviewed two contracts that were awarded on a competitive bid basis before Mr. Johnson's retirement in 2007 and concluded that the contracts were in the ordinary course of business and of a nature that would not affect Mr. Johnson's independence.

     The Corporate Governance Committee considered the sales of wood and wood chips to the Company by companies in which Mr. Rajala has a material interest. These companies, Rajala Timber (of which Mr. Rajala is Secretary, Treasurer, and a director) and Rajala Mill Company (of which Mr. Rajala is President and a director), received payments from the Company for the purchase of wood and wood chips that are used as fuel at the Company's Rapids Energy Center. The purchases were made through a competitive bid process and represented a modest amount of the revenue for Mr. Rajala's companies in 2007. The Corporate Governance Committee determined that these transactions do not impair Mr. Rajala's independence.

     The Corporate Governance Committee also considered the payments by the Company to the Holiday Inn in Duluth, Minnesota, in which Mr. Stender has an indirect ownership interest. The Company made payments to the hotel for lodging, food, meeting expenses, and conservation improvements. The Corporate Governance Committee concluded that the payments were in the ordinary course of business, small, and of a nature that would not affect Mr. Stender's independence.

DIRECTOR NOMINATIONS

     The Corporate Governance Committee recommends director candidates to the Board and will consider for such recommendations director candidates proposed by management, other Directors, search firms, and shareholders. All director candidates will be evaluated based on the criteria identified below, regardless of the identity of the individual or the entity or person who proposed the director candidate. A shareholder who wishes to propose a candidate may provide the candidate's name and a detailed background of the candidate's qualifications to the Corporate Governance and Nominating Committee, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

     In selecting director nominees, the Board considers factors it deems appropriate. The Board may engage a search firm to assist in identifying, evaluating, and conducting due diligence on potential director nominees. Factors will include integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate's relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance Committee will consider the candidate's independence, as defined in the Corporate Governance Guidelines, and the rules of the NYSE and SEC. In connection with the selection, due consideration will be given to the Board's overall balance of diversity of perspectives, backgrounds, and experiences. Experience, knowledge, and skills to be represented on the Board include, among other considerations, financial expertise (including an "audit committee financial expert" within the meaning of the SEC's rules), electric utility and/or real estate knowledge and contacts, financing experience, strategic planning, business development, and community leadership.

     The Corporate Governance Committee will review all candidates, and before any contact is made with a potential candidate, will notify the Board of its intent to do so, will provide the candidate's name and background information to the Board, and will allow time for Directors to comment. The Corporate Governance Committee will screen, personally interview, and recommend candidates to the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow interested Board members an opportunity to interview the candidate prior to the nomination of the candidate.

COMMITTEE MEMBERSHIP, MEETINGS, AND FUNCTIONS

     The Board has three standing committees: the Corporate Governance Committee, the Audit Committee, and the Executive Compensation Committee (Compensation Committee).

     The current members of the Corporate Governance Committee are Ms. Brekken, Ms. Eddins (Chair), Mr. Mayer, Mr. Rajala, and Mr. Stender (ex-officio). Mr. Peter Johnson and Mr. Nick Smith were each members of this committee until their retirements in 2007. Mr. Stender served as Chair of this committee for a portion of 2007. The Corporate Governance Committee met four times during 2007. The Corporate Governance Committee provides recommendations to the Board with respect to Board organization, membership, function, committee structure and membership, succession planning for executive management, and the application of corporate governance principles. The Corporate Governance Committee also performs the functions of a director nominating committee, leads the Board's annual evaluation of the Chief Executive Officer, and is authorized to exercise the authority of the Board in the intervals between meetings.

     The current members of the Audit Committee are Mr. Hoolihan, Mr. Mayer, Mr. Neve, Mr. Peirce (Chair), and Mr. Stender (ex-officio). Ms. Ludlow was a member of this committee during a portion of 2007; Mr. Mayer served as Chair during a portion of 2007; Mr. Johnson was a member of this committee until his retirement; and Mr. Neve became a member in October 2007. The Audit Committee held nine meetings in 2007. The Audit Committee recommends the selection of an independent registered public accounting firm, reviews the independence and performance of the independent registered public accounting firm, reviews and evaluates ALLETE's accounting policies, reviews periodic financial reports to be provided to the public, and reviews, and upon favorable review, recommends approval of the Consolidated Financial Statements.

     The current members of the Compensation Committee are Ms. Brekken, Mr. Emery, Ms. Ludlow (Chair), Mr. Rajala, and Mr. Stender (ex-officio). Mr. Peirce was a member of this committee during a portion of 2007; Mr. Rajala served as Chair during a portion of 2007; Mr. Emery joined the Compensation Committee when he became a Director in May 2007; and Mr. Smith was a member of this committee until his retirement. The Compensation Committee held six meetings in 2007. The Compensation Committee establishes compensation and benefit arrangements for ALLETE's executive officers and other key executives that are intended to be equitable, competitive in the marketplace, and consistent with the Company's executive compensation philosophy.

     Mr. Stender, as Lead Director, is an ex-officio member of all committees. It is anticipated that committee chairs will rotate among Directors in the future. The Board recognizes that the practice of chair rotation provides development for the Directors and allows a variety of perspectives in leadership positions.

     Mr. Stender presides over all executive sessions of the nonmanagement Directors. Executive sessions of nonmanagement Directors are regularly scheduled in connection with Board and committee meetings.

     During 2007, the Board held six meetings. All Directors standing for election attended 75 percent or more of the aggregate number of meetings of the Board and applicable committee meetings in 2007. All Directors standing for election are expected to attend the Annual Meeting and all did attend in 2007, except Ms. Eddins, who had an unavoidable schedule conflict.

COMMUNICATIONS BETWEEN SHAREHOLDERS AND THE BOARD OF DIRECTORS

     Shareholders and other interested parties who wish to communicate directly with the Board or with the nonmanagement Directors may do so by addressing the Lead Director, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

COMMON STOCK OWNERSHIP GUIDELINES

     The Corporate Governance Committee has determined that Directors and executive officers whose primary job responsibilities affect all business units of the Company should have a significant equity interest in the Company. The Corporate Governance Committee believes that such equity ownership aligns the interest of Directors and certain executive management with the interests of the Company's shareholders. Accordingly, the Board has adopted Common Stock ownership guidelines. Directors are expected to purchase at least 500 shares of Common Stock prior to their election to the Board and to own 3,000 shares of Common Stock within three years after election. The Common Stock ownership guidelines applicable to Named Executive Officers is discussed in the Compensation Discussion and Analysis section on page 13.

CODE OF ETHICS

     The Company has adopted a written Code of Ethics that applies to Directors and all Company employees, including ALLETE's chief executive officer, chief financial officer and controller. A copy of the Company's Code of Ethics is available on our website at WWW.ALLETE.COM and printed copies are available upon request without charge. Any amendment to or waiver of the Code of Ethics will be disclosed on our website at WWW.ALLETE.COM promptly following the date of such amendment or waiver.

                           DIRECTOR COMPENSATION--2007

     The Compensation Committee has primary responsibility for the process of developing and evaluating the non-employee Director compensation programs. The Board approves the non-employee Director compensation programs.

     The following table sets forth the non-employee Director compensation earned in 2007.

------------------------------------------------------------------------------------------------------------------------------------
        (a)                     (b)                 (c)            (d)                (e)                  (f)              (g)
                                                                                Change in Pension
                                                                                    Value and
                                                                                  Nonqualified
                                                                                    Deferred
                           Fees Earned or           Stock         Option          Compensation           All Other
Name                       Paid in Cash<F1>        Awards<F2>    Awards<F3>       Earnings <F4>       Compensation<F5>    Total
------------------------------------------------------------------------------------------------------------------------------------
Kathleen A. Brekken           $43,833              $63,125           $0               $111                   $0          $107,069
Heidi J. Eddins               $41,083<F6>          $63,125           $0                 $0                   $0          $104,208
Sidney W. Emery, Jr.          $25,000              $60,000           $0                 $0              $30,916          $115,916
James J. Hoolihan             $38,458              $63,125           $0                 $0               $7,033          $108,616
Peter J. Johnson              $14,958               $3,125           $0                 $0                   $0           $18,083
Madeleine W. Ludlow           $28,667<F7>          $84,625<F7>       $0                 $0                   $0          $113,292
George L. Mayer               $44,874              $63,125           $0                 $0                   $0          $107,999
Douglas C. Neve               $19,500              $60,000           $0                 $0                   $0           $79,500
Roger D. Peirce               $47,500              $63,125           $0                 $0                   $0          $110,625
Jack I. Rajala                $42,874              $63,125           $0                 $0                   $0          $105,999
Nick Smith                    $14,458               $3,125           $0                 $0                   $0           $17,583
Bruce W. Stender              $56,500              $63,125           $0                 $0                 $377          $120,002
------------------------------------------------------------------------------------------------------------------------------------

<F1> The Directors' annual retainer  fee  increased February 15, 2007.  The  amounts  shown in column (b)  include $1,625 for  each
     Director, except Mr. Stender, Mr. Emery, and Mr. Neve, as a proration of the increased fee from February 15, 2007 to April 30,
     2007.
<F2> The annual  stock retainer was paid on June  1, 2007; except as noted below, each Director was  allocated 1,314.830 shares of
     Common Stock at a price of $48.01 per share, which includes an award for $3,125 as a proration of the increased annual stock retainer for the period from February 15, 2007 to April 30, 2007. Mr. Emery, who joined the Board in May 2007, was allocated
     1,249.740 shares of Common Stock on June 1, 2007 at a price of $48.01 per share. Mr. Johnson and Mr. Smith, who retired from the Board on May 8, 2007, were allocated 65.091 shares of Common Stock on June 1, 2007 at a price of $48.01 per share. Mr.
     Neve, who joined the Board in July 2007, was allocated 1,419.111 shares of Common Stock on September 1, 2007 at a price of
     $42.28 per share. Prices per share reflect fair market value on the date of issuance and all shares are fully vested on the date of issuance.
<F3> The following Directors had fully-vested stock option awards outstanding as of December 31, 2007: George L. Mayer--3,879;
     Jack I. Rajala--3,879.
<F4> The amount shown in column (e) is comprised of above-market interest on deferred compensation.
<F5> The amounts shown in column (f) for Mr. Emery and Mr. Hoolihan include  compensation paid to them in 2007 for the period during which each was a nominee and during which each attended Board Meetings and performed services comparable to that of a Director;
     Mr. Hoolihan's compensation relates to services actually provided in 2006. The total paid to Mr. Emery and Mr. Hoolihan for such services equalled the compensation that each would have received if they had been a Director. Perquisites to Directors are generally modest and were less than $10,000 to each Director in 2007. The amounts shown in column (f) for Mr. Hoolihan and Mr.
     Stender include tax reimbursement related to spousal travel.
<F6> Ms. Eddins elected to defer all of her Director fees under the ALLETE Director Compensation Deferral Plan.
<F7> Ms. Ludlow elected to receive a portion of her Director cash retainer fees  in the  form  of Common Stock. Accordingly, an additional 447.824 shares were allocated at a price of $48.01 per share on June 1, 2007. Because Director cash retainer fees are paid in arrears, the additional allocation was for fees earned for the period of November 2006 to April 2007.

     Employee Directors receive no additional compensation for their services as Directors. The Company pays each non-employee Director under the terms of the ALLETE Director Stock Plan an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:


                                               2007 Annual Retainer Fees
                                            Cash                      Stock
                                        ----------------------------------------
     Lead Director                         $55,000                   $60,000
     All Other Directors                   $30,000                   $60,000

In addition, the Company pays each non-employee Director, other than the Lead Director, annual cash retainer fees for each committee and chair assignments as set forth below:


                                           2007 Committee Retainer Fees
                                      Member Fee     Chair (Includes Member Fee)
                                    --------------------------------------------
     Audit Committee                    $9,000                 $17,500
     Compensation Committee             $7,500                 $13,000
     Corporate Governance Committee     $7,500                 $12,000


     The amounts shown above reflect changes in Director retainer fees that became effective February 15, 2007. The actual amounts received by Directors during 2007 were pro-rated to reflect service under the applicable fee schedule.

     Directors may elect to defer all or part of the cash portion of the retainer fees under the terms of the ALLETE Director Compensation Deferral Plan. Directors may also elect to receive all or part of the cash portions of their retainer fees in Common Stock. The Lead Director receives the Lead Director cash retainer and the Director stock retainer fee, but does not receive any other committee or chair retainers.

                      COMPENSATION DISCUSSION AND ANALYSIS

     This discussion is meant to help you understand how we compensate the Named Executive Officers. This look at our compensation goals, policies, and practices provides context for the detailed compensation tables and narrative discussions that follow starting on page 23.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     Our executive compensation is designed to attract and retain quality people, and to reward Named Executive Officers for designing and implementing business strategies that we believe will result in increased shareholder value over the long term. Our core values and fundamental principles relating to executive compensation include the following:

     PAY IS LINKED TO PERFORMANCE. Executive pay is linked to Company performance. Named Executive Officers are rewarded for achieving annual goals tied to ALLETE's business strategy. Long-term incentives promote a stable, experienced executive management team and reward growth in total shareholder return.

     COMPENSATION ELEMENTS ARE BALANCED. We use a mix of compensation elements to accomplish varying objectives. Base pay and executive retirement benefits are designed to attract and retain executive talent. Annual incentives focus Named Executive Officers on achieving strong annual performance. Long-term incentives encourage executives to enhance our long-term success and profitability and also provide incentive to remain employed with the Company. Severance benefits have recently been put in place to encourage continued dedication and objectivity from Named Executive Officers when evaluating transactions that could result in the loss of employment in connection with a change in control of the Company. Perquisites are offered, but only on a modest basis to facilitate the Named Executive Officers' performance of their responsibilities.

     WE PROVIDE FAIR AND COMPETITIVE PAY. We strive to offer fair and competitive compensation to Named Executive Officers. We use data, emphasizing energy services and real estate industry data, to establish a range for executive compensation. In setting pay levels, we consider the individual's experience in the position, past performance, job responsibilities, and equity within the executive management group. For a Named Executive Officer with sufficient experience to fully perform the duties of his or her position, we generally set compensation levels so that when target performance is achieved under each of the Company's incentive compensation plans, total compensation is near the midpoint of the pay range established using market comparison data. The process of how comparison companies are selected for various purposes is discussed in the next section, "Process for Determining Executive Compensation." Consistent with our pay-for-performance philosophy, Named Executive Officers can earn higher compensation if actual performance exceeds target performance goals. Conversely, total compensation to Named Executive Officers in any year in which the Company does not meet target performance goals will generally fall below the midpoint in comparison to other companies. Total compensation generally increases as position and responsibility increase, but at the same time, a greater percentage of total compensation is tied to performance--and is therefore at risk--as position and responsibility increase. This is reflected in the differences between Named Executive Officers' opportunities under our annual and long-term incentive plans.

     EXECUTIVE STOCK OWNERSHIP IS EXPECTED. We believe all executive officers of ALLETE should be ALLETE shareholders. We reinforce this expectation by using Common Stock to fund long-term incentive compensation awards and Company contributions to its tax-qualified defined-contribution retirement plan. All Named Executive Officers (except Ms. Holquist, who is not an ALLETE officer) are expected to hold this Common Stock so long as they hold their executive positions. Common Stock acquired through stock option exercises is not subject to this holding policy because we believe that the Named Executive Officers should have the ability to access a portion of their long-term incentive compensation and to diversify their investments. Named Executive Officers (except Ms. Holquist) are expected to attain Common Stock ownership in accordance with the following guidelines:


  Position                        Stock Ownership Value as a Multiple of Salary
  ------------------------------  ---------------------------------------------
  Chief Executive Officer                                4X
  ALLETE Senior Vice President                           2X
  ALLETE Vice President                                  1X

The Common Stock ownership guidelines were established in October 2005. Named Executive Officers subject to the ownership guidelines who held their current positions as of October 2005 have until October 2010 to meet the guidelines; Named Executive Officers appointed after October 2005 are given seven years from their appointment to meet the guidelines. The Board periodically reviews executive officers' Common Stock ownership to confirm that the Named Executive Officers are progressing toward the ownership guidelines. Although the guidelines are relatively new, we believe that the Named Executive Officers are making adequate progress toward meeting them, as shown on the table on page 4.

     WE ALSO CONSIDER CORPORATE TAX DEDUCTIONS AND ACCOUNTING RULES. We generally structure the Named Executive Officers' compensation so that all elements of pay are tax deductible by the Company. Section 162(m) of the Internal Revenue Code of 1986, as amended (Tax Code), limits the amount of compensation that we may deduct in any one year for Mr. Shippar and each of the next three most-highly-compensated executive officers other than the Chief Financial Officer to $1 million. We believe that stock options and performance shares awarded under the ALLETE Executive Long-Term Incentive Compensation Plan
(LTIP) are fully tax deductible because they meet the "performance-based" compensation standard of Section 162(m). Moreover, our Executive Annual Incentive Plan (AIP) provides that if the Company would otherwise be limited in its ability to deduct any portion of an AIP award due to the limits imposed by
Section 162(m), then the Compensation Committee will defer that amount to the Supplemental Executive Retirement Plan, which is described on page 21. Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change of control, commonly referred to as "parachute payments." If total payments in connection with a change of control exceed the limits of Section 280G, the Company's deduction is limited and the recipient is subject to an excise tax. Our severance plan provides that if plan payments to a participant would exceed the Section 280G limits, payments to the participant will be reduced to the maximum amount that can be paid without causing the Company to lose its deduction. If, however, that reduction results in the participant receiving less than 85 percent of the amount that otherwise would have been received, plan payments will not be reduced and the participant will instead receive an additional gross-up payment to make the participant whole for the excise tax. We also consider the accounting implications of each compensation element given to Named Executive Officers; however, because the primary objectives of our compensation programs are tied to performance, we may offer compensation regardless of whether it qualifies for a tax deduction or more favorable accounting treatment whenever it deems that compensation to be in the Company's best interest.

     THE COMPENSATION COMMITTEE AND THE BOARD EXERCISE INDEPENDENT JUDGMENT. The Compensation Committee and the Board ensure on behalf of shareholders that executive compensation is appropriate and effective. The Compensation Committee and the Board have access to compensation advisors and consultants, but exercise independent judgment in determining executive compensation types and levels.

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

     ROLE OF THE COMPENSATION COMMITTEE. The Compensation Committee establishes our compensation philosophy and policies regarding executive compensation, and oversees the administration of our executive compensation programs. The Compensation Committee sets Mr. Shippar's compensation, which is reviewed by the Board without participation by Mr. Shippar. In setting Mr. Shippar's compensation, the Compensation Committee reviews and considers the Corporate Governance Committee's annual evaluation of Mr. Shippar's performance, which, among other things, assesses his performance relative to specific annual objectives established by the Board. The Compensation Committee also reviews "benchmarking" data, comparing Mr. Shippar's compensation to the compensation of top-level executives at other companies. Benchmarking data is adjusted to account for the Company's size as measured by revenue and provides a broader market context for the Compensation Committee's deliberations and decisions. The Compensation Committee also reviews and approves the components and amounts of the compensation of the other Named Executive Officers, as recommended by Mr. Shippar.

     In early 2007, our Human Resources department provided the Compensation Committee with the results of its analysis of Mr. Shippar's base pay and annual incentives paid in 2006 as compared to survey data from energy services and general industry companies. We retained Hewitt Associates (Hewitt) to provide custom survey data comparing total compensation (base pay, target-level annual incentives, and target-level long-term incentives) for Mr. Shippar's position in general industry and energy services companies.1 Survey sources also included Towers Perrin and Watson Wyatt Worldwide. The Compensation Committee reviewed the benchmarking analysis directly with Hewitt and reached the conclusions that are described below, under "Management Directed 2007 Executive Compensation Study."

  1 The Hewitt peer group consisted of: AGL Resources, Inc.; Allegheny Energy, Inc.; Ameren Corporation; American Electric Power, Inc.; Aquila, Inc.; Black Hills Corporation; CenterPoint Energy, Inc.; Cinergy Corp.; Cleco Corporation; CMS Energy Corporation; DTE Energy Company; Duquesne Light Holdings, Inc.; Dynegy Inc.; E.ON U.S. LLC; Edison International; El Paso Electric Company; Entergy Corporation; Ferrellgas Partners, L.P.; FirstEnergy Corp.; FPL Group, Inc.; IDACORP, Inc.; Kansas City Power & Light Company; Kinder Morgan, Inc.; Midwest Independent Transmission System Operator, Inc.; Mirant Corporation; New York Power Authority; NiSource Inc.; PacificCorp; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; Portland General Electric Company; PPL Corporation; Prisma Energy International Services LLC; Progress Energy, Inc.; Puget Sound Energy, Inc.; Questar Corporation; Reliant Energy, Inc.; SCANA Corporation; Sempra Energy; SUEZ Energy North America, Inc.; Tennessee Valley Authority; TransAlta Corporation; TransCanada Energy USA Inc.; TXU Corp.; WGL Holdings, Inc.; WPS Resources Corporation; and Xcel Energy Inc.

     In January of each year, the Compensation Committee, in consultation with Mr. Shippar and Mr. Schober, sets annual performance goals for the AIP and the Results Sharing program, which is a Company-wide profit-sharing opportunity. At the same time, the Compensation Committee establishes performance goals in connection with the LTIP. Specifically, the Compensation Committee sets multi-year total shareholder return (TSR) objectives relative to a designated peer group in connection with performance shares and sets the terms for stock options, restricted stock units, and long-term cash awards, such as award dates, vesting periods, expiration dates and forfeiture provisions.

     ROLE OF MANAGEMENT. For all other Named Executive Officers, Mr. Shippar recommends compensation levels to the Compensation Committee for approval. Recommendations are based, in part, on each Named Executive Officer's experience and responsibility level, and on Mr. Shippar's assessment of her or his performance. The recommendations are also based on executive compensation studies as described below.

     Approximately once every three years, management hires a compensation consultant to conduct a broader review of base salary, annual incentives and long-term incentives for our executive officers. Management also recommends to the Compensation Committee financial and non-financial goals, tied to our strategy under the Company's incentive compensation plans.

     - MANAGEMENT-DIRECTED 2007 EXECUTIVE COMPENSATION STUDY. In preparation for setting base salaries effective June 1 and target-level annual and long-term incentive opportunities, management hired Hewitt in early 2007 to assist our Human Resources department in analyzing then-current aggregate compensation. For purposes of the study, aggregate compensation consists of base pay, target annual incentives, and target long-term incentives of our executive officers, except for Ms. Holquist, whose compensation was compared to real estate company compensation survey data. The survey sources were the same as were provided to the Compensation Committee for consideration in connection with setting Mr. Shippar's salary with additional data from American Compensation Resources, Inc. and CompAnalyst from Salary.com.

     The Hewitt studies indicated that the base salaries for the Named Executive Officers were near the 50th percentile of energy services company benchmarks and the results of the studies supported a modest annual market adjustment of base salaries. Target-level annual incentive opportunities were also near the 50th percentile of energy services company benchmarks, except for Mr. Shippar's, whose target-level annual incentive opportunities were below the 50th percentile. The studies also indicated that target-level long-term incentive opportunities for all Named Executive Officers were below the 50th percentile of energy services company benchmarks. These percentiles were determined by adjusting the market data to account for the Company's size based on revenue.

     - MANAGEMENT-DIRECTED 2007 REAL ESTATE EXECUTIVE COMPENSATION STUDY. Unlike other Named Executive Officers, Ms. Holquist focuses exclusively on leading ALLETE Properties, LLC.

     Ms. Holquist's compensation program is tied directly to ALLETE Properties' business strategy. CEL & Associates, Inc. is a real estate business consultant hired by management to advise the Company on executive compensation practices of the real estate industry. In early 2007, the consultant prepared a study comparing Ms. Holquist's compensation--namely base pay, annual incentives, and long-term incentives--with the compensation of comparable executive-level positions at a 12-company peer group. The companies were selected by CEL & Associates, Inc., based on comparability to ALLETE Properties, LLC in terms of industry, geographic location, and size as measured by net income and revenue. In several instances operating division-level leadership was a more appropriate position match for Ms. Holquist, due to the size of the overall company. The companies in the peer group were as follows:

     American Land Lease, Inc.                Ram Realty
     Services Biltmore Farms, LLC             Regency Centers
     Bonita Bay Group                         The United Properties, Inc.
     Brookfield Homes Corporation             Watson Land Company
     Carlson Real Estate Company              Woodlands Operating Company
     Opus Corporation                         ZOM, Inc.

     The CEL & Associates, Inc. study concluded that Ms. Holquist's base pay was near the 50th percentile, her annual bonus earned in 2006 was above the 50th percentile, and her long-term incentive compensation target opportunity was below the 50th percentile. When elements of compensation were considered in total, Ms. Holquist's actual compensation was near the 50th percentile.

     Both compensation benchmarking studies provided context for Mr. Shippar's recommendations for the other Named Executive Officers' annual base salary increases and incentive compensation.

     COMPENSATION COMMITTEE'S 2007 EXECUTIVE COMPENSATION STUDY. Following up on the management-directed executive compensation studies, the Compensation Committee directed Hewitt to perform a comprehensive review of substantially all executive compensation elements to assist the Compensation Committee in evaluating whether then-current target-level compensation and pay elements were consistent with our compensation philosophy. Hewitt analyzed aggregate compensation, meaning base pay, annual incentives, and long-term incentives, of our five most-highly compensated executive officers in 2006--namely, Mr. Shippar, Mr. Schober, Ms. Holquist, Ms. Welty, and Ms. Amberg--as compared to the five most-highly compensated executive officers among a 15-company peer group. The study used substantially the same peer group as was used to measure our 2006 performance under the LTIP and the companies were selected by the Compensation Committee based on comparability to ALLETE in terms of size (i.e., market capitalization and enterprise value), industry, and stock-trading characteristics (i.e., dividend yield, price-earnings ratio, and market-to-book value). The companies in the peer group were as follows:

     Avista Corporation                     Nicor Inc.
     Black Hills Corporation                Otter Tail Corporation
     CH Energy Group, Inc.                  TECO Energy, Inc.
     Consolidated-Tomoka Land Company       The Empire District Electric Company
     Great Plains Energy Incorporated       The St. Joe Company
     IDACORP, Inc.                          Vectren Corporation
     Integrys Energy Group, Inc.            Wisconsin Energy Corporation
     MDU Resources Group, Inc.

The energy services and general industry data previously considered in the management-directed executive compensation studies was also included in this study.

     The Hewitt Associates study also looked at key design elements of our AIP and LTIP including financial performance measures, performance requirements to earn threshold, target, and maximum awards, and the mix of long-term incentive awards.

     In addition, the study compared the value of the accumulated payment obligations of the Company to the Named Executive Officers under our qualified and nonqualified executive retirement plans; the then-current value of unexercised stock options, performance share awards, unvested restricted stock units, long-term incentive cash, and common stock owned by each Named Executive Officer; and the value of potential change in control severance benefits.

     Upon review, the Compensation Committee determined that the energy services industry data was the most relevant reference for evaluating the Named Executive Officers' compensation levels, except for Ms. Holquist's.

     The study indicated that base salaries for the Named Executive Officers were near the 50th percentile of the energy services company benchmarks. The study also indicated that target-level annual incentive opportunities for the Named Executive Officers fell near the 50th percentile of energy services company benchmarks, except for Mr. Shippar whose target-level annual incentive opportunity was below the 50th percentile of the energy services company benchmarks. The grant-date value of long-term incentive compensation for the Named Executive Officers was well below the 50th percentile of the energy services company benchmarks. When these elements of compensation were considered in total, the Named Executive Officers' target-level compensation generally fell below the 50th percentile of the energy services company benchmarks. These percentiles were determined by adjusting the market data to account for the Company's size based on revenue.

     The Hewitt study indicated that the key design elements of the AIP and LTIP were appropriate, but that our net income and TSR targets are higher than the targets used by our peer group. Upon review of the study, accumulated retirement benefits were determined by the Compensation Committee to be fair and appropriate. Hewitt concluded and the Compensation Committee agreed that potential payments to the Named Executive Officers upon termination of their employment in connection with a change in control of the Company, and the potential for wealth accumulation through the LTIP were substantially below the benefit values provided by the companies in the peer group.

     This market data, along with other considerations the Compensation Committee deemed relevant, such as executive experience, tenure, and performance, formed the basis for the Compensation Committee's deliberations and compensation decisions for the Named Executive Officers in 2007 and in early 2008.

     EXECUTIVE COMPENSATION DESIGN CHANGES. Based on the 2007 reviews, the Compensation Committee determined that the Named Executive Officer's compensation included appropriate elements and that the total compensation for 2007 was fair and appropriate, except as to Mr. Shippar's target annual incentive opportunity, which was determined to be low compared to market competitive levels. In early 2008, the Compensation Committee increased Mr. Shippar's 2008 target AIP opportunity from 40 percent of base salary to 50 percent. In addition, the Compensation Committee awarded Mr. Shippar a bonus of 1,000 shares of ALLETE common stock. The value of this bonus was approximately equal to the difference between the AIP award Mr. Shippar earned for 2007 and the award he would have earned if his AIP target annual incentive opportunity had been 50 percent of base salary.

     The Compensation Committee's analysis of the executive compensation studies also identified opportunities for executive compensation policy changes to better align our executive compensation programs with our compensation philosophy and objectives described above beginning on page 13. The Committee decided to place more emphasis on long-term performance, increased stock ownership, and executive retention--three factors the Compensation Committee believes better align the Named Executive Officer's compensation with shareholders' interests. To accomplish those objectives, the Compensation Committee directed the Company to take the following actions in early 2008:

     - The Company increased the 2008 LTIP target award opportunity for each Named Executive Officer to provide a fair and competitive compensation opportunity while at the same time placing more emphasis on pay for performance, increased stock ownership, internal equity and retention. The table below shows the specific changes that were implemented.

        -----------------------------------------------------------------------
                                    LONG-TERM INCENTIVE TARGET OPPORTUNITY
                                       2007                         2008
                                  -------------                -------------
        Mr. Shippar                  $365,500                    $450,000
        Mr. Schober                   $98,900                    $150,000
        Ms. Holquist                 $182,900                    $191,000
        Ms. Amberg                    $84,000                    $100,000
        Ms. Welty                     $78,300                    $100,000
        -----------------------------------------------------------------------

     - The Company lowered the performance requirement to earn a threshold-level and target-level performance share award under the LTIP as measured by the Company's TSR relative to the 2008 16-company peer group for performance periods beginning after 2007. A target-level award is earned if the Company's TSR, measured over a three-year performance period, ranks ninth among the peer group (formerly seventh); and a threshold-level award is earned if the Company's three-year TSR ranks twelfth among the peer group (formerly tenth).

     - The Company implemented the ALLETE and Affiliated Companies Change In Control Severance Plan (Severance Plan) and amended the Supplemental Executive Retirement Plan (both as discussed below on page 21) to encourage the continued dedication and objectivity of the Named Executive Officers and other key members of the Company's management in the event of a potential change in control.

ELEMENTS OF EXECUTIVE COMPENSATION

     OVERVIEW. Named Executive Officers receive total compensation consisting of base salary, annual incentives, long-term incentives, retirement benefits, and health and welfare benefits. Named Executive Officers' 2007 compensation elements are discussed below and also in the narrative following the Summary Compensation Table and Grants of Plan-Based Awards Table that begins on page 23.

     BASE SALARY. Base salary is designed to attract and retain experienced, qualified leaders. Named Executive Officers received annual market-adjustment salary increases, ranging from 4.1 percent to 5.2 percent, effective June 1, 2007.

     ANNUAL INCENTIVE AWARDS. Annual incentives reward Named Executive Officers for accomplishing annual goals. We have two annual incentive plans--the Results Sharing program and the AIP. Annually, the Compensation Committee, in consultation with Mr. Shippar and Mr. Schober, approves goal measures for both plans. The Compensation Committee, in consultation with Mr. Shippar, also reviews and approves target award opportunities under these plans.

     - RESULTS SHARING. Named Executive Officers, except Ms. Holquist, participate in the Results Sharing program. Results Sharing, a profit-sharing program open to virtually all our employees, is designed to motivate employees to achieve and exceed financial and operational performance goals. The 2007 Results Sharing program provided a target-level opportunity equal to 5 percent of base pay.

     - ANNUAL INCENTIVE PLAN. Participation in the AIP is limited to certain management-level employees, including each Named Executive Officer. The Compensation Committee approves the AIP goals. For each Named Executive Officer, except Ms. Holquist, AIP awards were designed to reward annual growth in corporate earnings and cash flow, and to reward the accomplishment of strategic initiatives. Earnings growth was selected because it is widely tracked and reported by external financial analysts and used as a measure to evaluate the Company's performance. Cash flow was selected as a financial measure because it is used to evaluate the Company's ability to generate funds from internal operations for capital projects, repayment of debt, and dividend payments. Earnings and cash flow were also selected because both measures can impact the Company's stock price. AIP awards are expressed as a percentage of salary for Named Executive Officers, except Ms. Holquist; target AIP opportunities ranged from 30 percent to 40 percent of salary.

     Ms. Holquist's AIP award was designed to create an incentive for her to lead the effort to secure entitlements for existing real estate assets, to oversee orderly and profitable sales of real estate assets, and to position ALLETE Properties for future growth. Ms. Holquist's target AIP award was expressed as a percentage of revenue from land sales and net income from real estate operations that could be earned based on the accomplishment of her goals.

     The AIP opportunity levels for all Named Executive Officers were established so that if target goals were achieved, the combination of salary and annual incentives for the Named Executive Officer would result in total annual compensation near the midpoint of the salary ranges established using comparative benchmarking data.

     Mr. Shippar, in consultation with the Compensation Committee, determines to what extent AIP strategic initiatives have been met.

     LONG-TERM INCENTIVE AWARDS. Long-term incentive compensation is used to encourage Named Executive Officers to develop and implement business strategies that grow TSR over time, and to reward executives when TSR goals are achieved. Long-term incentive compensation programs also encourage executives to stay with the Company because they deliver rewards over time and contain forfeiture provisions for certain terminations of employment. Long-term incentive awards are granted annually to the Named Executive Officers by the Compensation Committee under the LTIP. The Compensation Committee approves LTIP awards in January each year, effective as of the first business day in February to allow for the orderly administration, communication, and reporting of the awards. We do not have any plan or program in place to time equity awards to the release of material non-public information. The LTIP was most recently amended and approved by shareholders in May 2005.

     For 2007, the aggregate target value of the LTIP award to Named Executive Officers ranged from 45 percent to 90 percent of annual base salary. LTIP awards granted in 2007 to each Named Executive Officer, except Ms. Holquist, consisted of nonqualified stock options with a ten-year term and three-year vesting period, and performance shares with a three-year performance period. Generally, the target value of the LTIP awards are allocated evenly between stock options and performance shares; Mr. Shippar's LTIP award, however, is more heavily weighted toward performance shares because of his higher Common Stock ownership requirement. Ms. Holquist's LTIP award was comprised of restricted stock units and a long-term cash award that vests over three years. Her cash award was designed to reward her for achieving goals specific to the Company's real estate business; both forms of long-term compensation encourage her retention. The table below shows the face value of the LTIP target opportunity for each Named Executive Officer and the allocation of this opportunity between stock options, performance shares, restricted stock units and cash awards. Each long-term incentive compensation element is described below following the table.

----------------------------------------------------------------------------------------------------
                                            Allocation of Long-Term Incentive Target Opportunity
                                                    (as a % of Total Opportunity)
                   Long-Term Incentive
                    Target Opportunity       Stock      Performance     Restricted
Name               (as a % of Base Pay)     Options        Shares       Stock Units     Cash Awards
--------------     --------------------     -------     -----------     -----------     -----------
Mr. Shippar                 90%               40%           60%              -               -
Mr. Schober                 50%               50%           50%              -               -
Ms. Holquist                77.5%              -             -              52%             48%
Ms. Amberg                  45%               50%           50%              -               -
Ms. Welty                   45%               50%           50%              -               -
----------------------------------------------------------------------------------------------------

     - STOCK OPTIONS. Stock options reward Named Executive Officers for increases in the price of Common Stock over the long term and encourage Named Executive Officers to remain with the Company.

     - PERFORMANCE SHARES. Performance shares reward executives for strong multi-year performance, measured by TSR relative to a group of peer companies. Relative TSR was selected by the Compensation Committee because it measures the benefit our shareholders realize on their investment in Common Stock compared to investment opportunities available in other similar companies.

     The Compensation Committee, in consultation with Mr. Shippar and Mr. Schober, selects the TSR peer group based on comparability to the Company in terms of size (i.e., market capitalization and enterprise value), industry, and stock-trading characteristics (i.e., dividend yield, price-earnings ratio, and market-to-book value). The Compensation Committee approves the peer group companies prior to the start of each performance period. The peer group approved for the performance periods beginning after 2005 was changed to include utilities that have diversified operations and companies whose primary business is real estate operations. These changes better align the peer group to our current operations. The applicable peer groups are as follows:

                                TSR PEER GROUPS
      Performance Periods                            Performance Period
    2006-2008 and 2007-2009                              2005-2007
---------------------------------           ---------------------------------
Avista Corporation                           Alliant Energy Corporation
Black Hills Corporation                      Avista Corporation
Brookfield Asset Management Inc.             Black Hills Corporation
CH Energy Group, Inc.                        Central Vermont Public Service Corporation
Consolidated-Tomoka Land Company             CH Energy Group, Inc.
Great Plains Energy Incorporated             Cleco Corporation
IDACORP, Inc.                                Great Plains Energy Incorporated
Integrys Energy Group, Inc.                  IDACORP, Inc.
MDU Resources Group, Inc.                    Integrys Energy Group, Inc.
Nicor Inc.                                   MGE Energy, Inc.
Otter Tail Corporation                       OGE Energy Corp.
TECO Energy, Inc.                            Otter Tail Corporation
The Empire District Electric Company         The Empire District Electric Company
The St. Joe Company                          UIL Holdings Corporation
Vectren Corporation                          UniSource Energy Corporation
Wisconsin Energy Corporation                 Westar Energy, Inc.

     - RESTRICTED STOCK UNITS. Restricted stock units are used as a retention incentive. A restricted stock unit entitles the recipient to one share of Common Stock after a lapse of time specified in the award.

     - LONG-TERM INCENTIVE CASH AWARD. Long-term incentive cash rewards Ms. Holquist for achieving her AIP goals and, because the amount earned vests over three years, encourages her retention.

BENEFITS

     We offer benefits, including retirement benefits, to attract and retain Named Executive Officers; retirement benefits also reward long-term service with the Company. Named Executive Officers are eligible to participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, an employee stock purchase plan, and both active and post-retirement medical, dental, and group term life insurance. Named Executive Officers are eligible for retirement benefits under the same pension and retirement savings plans available to other eligible employees and under our supplemental executive retirement plan. Retirement benefits are described in more detail below.

     TAX-QUALIFIED RETIREMENT BENEFITS. We provide retirement income benefits to most of our employees, including the Named Executive Officers, from two primary sources--a tax-qualified defined contribution retirement saving and stock ownership plan (RSOP) that has features of both an employee stock ownership plan and a 401(k) savings plan, and traditional tax-qualified defined benefit pension plans. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP. Named Executive Officers' service through September 30, 2006 is counted for calculating his or her benefit under the nonunion pension plan. The present value on December 31, 2007 of each Named Executive Officers' pension benefits is shown in the Pension Benefits Table on page 31. The 2007 increase in the pension benefits value for each Named Executive Officer is included in column (h) of the Summary Compensation Table.

     We make contributions to the RSOP accounts of all Named Executive Officers and each may also elect to defer his or her salary and/or Results Sharing awards within RSOP and Tax Code limits. We make contributions to the Named Executive Officers' RSOP accounts including a Company match of elective deferrals up to 4 percent of base salary and Company contributions of 7.5 to 11.5 percent, dependent on age. Amounts contributed by the Company under the RSOP to the Named Executive Officers are included in column (i) of the Summary Compensation Table on page 23.

     SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS. Supplemental retirement benefits are provided to the Named Executive Officers through a non-tax-qualified retirement plan called the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan (SERP). Generally, the SERP is designed to provide retirement benefits to the Named Executive Officers that, in aggregate, substantially equal the benefits they would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under qualified benefit plans. The compensation generally used to calculate SERP benefits is AIP awards and the sum of annual salary and Results Sharing award amounts in excess of the compensation limits imposed on our tax-qualified benefit plans.

     The SERP has three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. The present value on December 31, 2007 of each Named Executive Officer's SERP pension benefit is shown in the Pension Benefits Table on page 31. The 2007 increase in the SERP pension benefit value for each Named Executive Officer is included in column (h) of the Summary Compensation Table on page 23. The amount of the 2007 SERP defined contribution benefit received by each Named Executive Officer is included in column (i) of the Summary Compensation Table.

     Under the SERP, each Named Executive Officer can also elect to defer, on a before-tax basis, some or all of his or her salary and annual incentive award. Named Executive Officers whose base salary is below the tax-qualified benefit plans' annual compensation limit can also elect to defer some or all of his or her SERP defined contribution benefit. The aggregate amount each Named Executive Officer elected to defer under the SERP in 2007 is shown in the Non-Qualified Deferred Compensation Table on page 33. Named Executive Officers can select among different crediting rates to apply to deferral balances under the SERP, which generally match the investment options available under the RSOP.

PERQUISITES

     The Company provides Named Executive Officers with fringe benefits, or perquisites, but only on a modest basis. The Compensation Committee has reviewed these fringe benefits and determined that the perquisites provided to the Named Executive Officers are reasonable and in line with other energy services and general industry companies. Perquisites paid in 2007 are included in column (i) of the Summary Compensation Table on page 23.

EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL AGREEMENTS

     We currently have no employment agreements with our Named Executive Officers, all of whom have long tenures with the Company. We have generally promoted senior executives from within our ranks and attracted strong talent with ties to our area of operations. On February 13, 2008 the Board of Directors approved the Severance Plan, which provides the Named Executive Officers and other key executives with severance benefits in connection with a change in control of the Company. The purpose of the Severance Plan is to enable and encourage the continued dedication and objectivity of members of the Company's management in the event of a potential change in control. In the event of a potential change in control of the Company, the Severance Plan allows the Named Executive Officers to focus their attention on obtaining the best possible transaction for the shareholders and to make an independent evaluation of all possible transactions without being diverted by concerns regarding the impact various transactions may have on the security of their jobs and benefits.

     Under the Severance Plan, Named Executive Officers are entitled to receive specific benefits in the event of an involuntary termination of employment (including resignation by the employee following specified changes in duties, termination of compensation, or benefits that are treated as involuntary terminations) occurring six months before and up to two years after a change in control. We think that using two trigger events, a change in control and termination of employment, is the most effective way to meet the objectives of the Severance Plan--to allow the Named Executive Officers to remain neutral and obtain the best deal for the shareholders.

     The Board of Directors also approved an amendment to the SERP to accelerate the payment of the supplemental pension benefits and the deferral account benefits earned after 2004 upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. The potential value of change in control severance benefits are discussed in the section titled, "Potential Payments Upon Termination or Change in Control" starting on page 34.

                     EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement to be delivered to Company shareholders.

March 25, 2008

Executive Compensation Committee

Madeleine W. Ludlow, Chair
Kathleen A. Brekken
Sidney W. Emery, Jr.
Jack I. Rajala

                                                COMPENSATION OF EXECUTIVE OFFICERS

                                            SUMMARY COMPENSATION TABLE--2007 AND 2006
------------------------------------------------------------------------------------------------------------------------------------
       (a)            (b)          (c)          (d)          (e)          (f)          (g)          (h)         (i)            (j)
                                                                                                Change in
                                                                                                 Pension
                                                                                                  Value
                                                                                                   and
                                                                                                 Nonqual-
                                                                                   Non-Equity     ified
                                                                                   Incentive     Deferred
                                                                                     Plan        Compen-     All Other
Name and                                                   Stock        Option      Compen-      sation       Compen-
Principal Position   Year         Salary      Bonus       Awards<F2>   Awards<F3>  sation<F4>   Earnings<F5>  sation<F6>     Total
------------------------------------------------------------------------------------------------------------------------------------
DONALD J. SHIPPAR    2007       $526,577      $37,770<F1> $252,144     $155,869    $176,033      $528,777     $118,697    $1,795,867
Chairman, President, 2006       $499,616           $0     $198,893     $147,464    $260,893      $789,804     $130,749    $2,027,419
and Chief Executive
Officer

MARK A. SCHOBER      2007       $258,562           $0      $51,732      $53,057     $77,068       $87,381      $62,624      $590,424
Senior Vice          2006       $225,970           $0      $41,158      $38,104    $105,626       $86,648      $56,187      $553,693
President and
Chief Financial
Officer

LAURA A. HOLQUIST    2007       $242,754           $0      $62,133       $9,800    $249,948       $26,032       $66,586     $657,253
President of ALLETE  2006       $233,508           $0      $59,160      $13,236    $325,248       $69,678       $54,852     $755,682
Properties, LLC

DEBORAH A. AMBERG    2007       $243,339           $0      $48,220      $37,289     $63,522       $17,504       $55,023     $464,897
Senior Vice          2006       $233,643           $0      $32,209      $23,260     $94,447       $34,703       $47,268     $465,530
President, General
Counsel, and
Secretary

CLAUDIA SCOTT WELTY  2007       $226,108           $0      $48,007      $42,021     $58,915       $69,218       $55,872     $500,141
Senior Vice          2006       $215,223           $0      $42,228      $39,618     $87,895       $135,783      $54,911     $575,658
President and
Chief Administrative
Officer
------------------------------------------------------------------------------------------------------------------------------------

<F1> This amount reflects a stock bonus of 1,000 shares of common stock valued at the February 13, 2008 closing price of $37.77.
<F2> The amounts shown in column (e) relate to performance share opportunities for all Named Executive Officers and to restricted stock unit opportunities for Ms. Holquist. The disclosures reflect the dollar amounts the Company recognized as compensation expense for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" (SFAS 123R), but do
     not take into consideration the effect of estimated forfeitures. SFAS 123R requires the Company to estimate forfeitures when stock awards are granted and to reduce its estimated compensation expense accordingly. The Summary Compensation Table was prepared assuming none of the stock awards will be forfeited. The assumptions used to calculate these amounts are disclosed in
     Note 16 to the Company's Consolidated Financial Statements included in the Annual Report, which was filed with the SEC on
     February 15, 2008. The Company recognizes expense for performance shares over the three-year performance period of each award granted; the cost of restricted stock units is also spread over the three-year vesting period. Therefore, the amount shown in column (e) for each Named Executive Officer reflects the sum of one-third of the expense associated with each of his or her performance share awards outstanding as of December 31, 2007 and December 31, 2006; the amount shown for Ms. Holquist also includes 30 percent of the expense associated with her outstanding restricted stock unit awards outstanding as of December 31,
     2007 and December 31, 2006. The values shown for stock awards are theoretical. The value a Named Executive Officer actually earns will depend on the extent to which his or her LTIP goals are achieved and on the market price of our Common Stock.
<F3> The amounts shown in column (f) reflect the dollar amounts the Company recognized as compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2007 and December 31, 2006 in accordance with SFAS 123R, but does not take into consideration the effect of estimated forfeitures. SFAS 123R requires the Company to estimate forfeitures when option awards are granted and to reduce estimated compensation expense accordingly. The Summary Compensation
     Table was prepared assuming none of the option awards will be forfeited. The assumptions used to calculate these amounts are disclosed in Note 16 to the Company's Consolidated Financial Statements included in the Annual Report. For all Named Executive
     Officers, except Ms. Holquist and Ms. Amberg, who are not retirement-eligible under the Company's retirement plans, the amount shown represents the grant-date fair value of the stock option award granted in 2007 and 2006. The amount shown for Ms.
     Holquist and Ms. Amberg reflects the sum of one-third of the grant-date fair value of the stock option awards outstanding as of
     December 31, 2007 and December 31, 2006. The values shown for stock options are theoretical. The value a Named Executive
     Officer actually realizes will depend on the extent to which the Common Stock's market value exceeds the exercise price when the stock options are exercised.

                                       23

<F4> The amounts shown in column (g) include amounts that were earned, as well  as amounts that were earned and deferred at the election of the Named Executive Officer, pursuant to the AIP and the long-term cash award earned by Ms. Holquist under the
     LTIP. Also included for all Named Executive Officers, except Ms. Holquist, are amounts that were earned, as well as amounts that were earned and deferred at the election of the Named Executive Officer, under the Results Sharing program. By program design, a portion of Results Sharing awards were paid in the form of a Company contribution to the Named Executive Officer's
     RSOP account and SERP deferral account.
<F5> The amounts in column (h) are comprised of the following:

                                                  Aggregate Change in
                                                Actuarial Present Value of
                                                  Accumulated Defined              Above-Market Interest on
                                              Benefit Pensions During Year          Deferred Compensation
                                             -----------------------------        --------------------------
     Donald J. Shippar       2007                       $528,224                              $553
     Mark A. Schober         2007                        $87,131                              $250
     Laura A. Holquist       2007                        $26,032                                $0
     Deborah A. Amberg       2007                        $17,504                                $0
     Claudia Scott Welty     2007                        $69,218                                $0

<F6> The amounts in column (i) are comprised of the following:


                                                                                   Contributions to          Contributions to the
                                Perquisites and Other            Tax                the RSOP and           Supplemental Executive
                                 Personal Benefits *        Reimbursements **    Flexible Benefit Plan         Retirement Plan
                               -----------------------     -------------------  -----------------------   --------------------------
Donald J. Shippar      2007           $22,347                   $8,318                  $44,338                   $43,694
Mark A. Schober        2007           $16,375                     $780                  $35,781                    $9,688
Laura A. Holquist      2007           $13,323                      $36                  $33,525                   $19,702
Deborah A. Amberg      2007           $16,089                     $751                  $30,938                    $7,245
Claudia Scott Welty    2007           $15,035                      $16                  $34,831                    $5,990

*    Amounts paid in 2007 include: (1) car allowances: Mr. Shippar--$16,900, Mr. Schober--$13,780, Ms. Holquist--$13,260, Ms.
     Amberg--$13,780, Ms. Welty--$13,780; and (2) meal and entertainment expenses for Named Executive Officer's spouse paid by the
     Company: Mr. Shippar--$2,923. Amounts also include reimbursement for financial and tax planning services (up to $1,500 annually), an office parking space, and club memberships having a primary business purpose (but which may also allow Named
     Executive Officers personal use of the facilities or services). The value assigned to each perquisite given to a Named
     Executive Officer is based on the aggregate incremental cost to the Company associated with the fringe benefit. The amounts reflect the full, actual cost of the fringe benefit in all cases, except for spouses' travel and entertainment expenses. The aggregate cost to the Company for spousal travel, meals, and entertainment was calculated as the full actual cost of each benefit in excess of the amount the Company would have paid had the Named Executive Officer been traveling or eating without his or her spouse.
**   The tax reimbursements relate to imputed income from spousal travel, executive physicals, and miscellaneous perquisites.

                        GRANTS OF PLAN-BASED AWARDS--2007

     The following Grants of Plan-Based Awards Table shows the range of each Named Executive Officer's annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2007. The narrative following the table describes the terms of each incentive award opportunity.

------------------------------------------------------------------------------------------------------------------------------------
        (a)           (b)       (c)       (d)     (e)      (f)      (g)      (h)     (i)     (j)        (k)       (l)      (m)
                                                                                           All Other  All Other
                                                                                             Stock     Option
                                      Estimated Future Payouts        Estimated Future      Awards:    Awards:  Exercise Grant Date
                             Date of      Under Non-Equity          Payouts Under Equity     Number   Number of  or Base Fair Value
                             Compen-   Incentive Plan Awards<F2>   Incentive Plan Awards   of Shares Securities Price of of Stock
                              sation  -------------------------- ------------------------- of Stock  Underlying  Option    and
Name and             Grant  Committee                             Threshold Target Maximum or Units    Options    Awards  Option
Award Type<F1>        Date    Action  Threshold  Target  Maximum     (#)      (#)    (#)      (#)        (#)      ($/sh)  Awards<F3>
------------------------------------------------------------------------------------------------------------------------------------
DONALD J. SHIPPAR
 Results Sharing    1/23/07   1/23/07   $15,721  $26,202  $78,606       -       -        -         -          -        -         -
 AIP                1/23/07   1/23/07   $80,250 $214,000 $428,000       -       -        -         -          -        -         -
 Stock Options      2/01/07   1/23/07         -        -       -        -       -        -         -     19,125   $48.65  $155,869
 Performance Shares 2/01/07   1/23/07         -        -       -    2,831   5,661   11,322         -          -        -  $308,525

MARK A. SCHOBER
 Results Sharing    1/23/07   1/23/07    $7,719  $12,865  $38,595       -       -        -         -          -        -         -
 AIP                1/23/07   1/23/07   $34,519  $92,050 $184,100       -       -        -         -          -        -         -
 Stock Options      2/01/07   1/23/07         -        -        -       -       -        -         -      6,510   $48.65   $53,057
 Performance Shares 2/01/07   1/23/07         -        -        -     643   1,285    2,570         -          -        -   $70,033

LAURA A. HOLQUIST
 AIP                1/23/07   1/23/07         - $266,375        -       -       -        -         -          -        -         -
 Long-Term
 Incentive Cash     1/23/07   1/23/07   $70,800  $88,500 $106,200       -       -        -         -          -        -         -
 Restricted Stock
  Units             2/01/07   1/23/07         -        -        -       -       -        -     1,940          -        -   $87,824

DEBORAH A. AMBERG
 Results Sharing    1/23/07   1/23/07    $7,265  $12,109  $36,327       -       -        -         -          -        -         -
 AIP                1/23/07   1/23/07   $27,788  $74,100 $148,200       -       -        -         -          -        -         -
 Stock Options      2/01/07   1/23/07         -        -        -       -       -        -         -      5,531   $48.65   $45,078
 Performance Shares 2/01/07   1/23/07         -        -        -     546   1,091    2,182         -          -        -   $59,460

CLAUDIA SCOTT
 WELTY
 Results Sharing    1/23/07   1/23/07    $6,752  $11,253  $33,758       -       -        -         -          -        -         -
 AIP                1/23/07   1/23/07   $25,763  $68,700 $137,400       -       -        -         -          -        -         -
 Stock Options      2/01/07   1/23/07         -        -        -       -       -        -         -      5,156   $48.65   $42,021
 Performance Shares 2/01/07   1/23/07         -        -        -     509   1,017    2,034         -          -            $55,427
------------------------------------------------------------------------------------------------------------------------------------

<F1> Results sharing awards are made under the Results Sharing program. The AIP bonus is awarded under the AIP. Performance shares and stock options, and for Ms. Holquist long-term incentive cash and restricted stock units, are awarded under the LTIP.
<F2> Actual awards earned are shown in column (g) of the Summary Compensation Table on page 23.
<F3> The amounts shown in column (m) were calculated in accordance with SFAS  123R, using the same assumptions used in the valuation of compensation expense for the Company's Consolidated Financial Statements contained in the Annual Report but does not take into consideration the effect of estimated forfeitures. The amounts shown for stock options, performance shares and restricted stock units are the values of the awards for accounting purposes; the value a Named Executive Officer actually realizes from stock options will depend on the extent to which the Common Stock's market value exceeds the exercise price when the stock options are exercised. The value a Named Executive Officer realizes from performance shares will depend on actual Common Stock performance relative to the peer group, and market price appreciation and dividend yield. The value Ms. Holquist realizes from restricted stock units will depend on the market price appreciation of Common Stock.

                     GRANTS OF PLAN-BASED AWARDS DISCUSSION

     The Company's 2007 incentive awards for all Named Executive Officers except Ms. Holquist consisted of two annual incentive opportunities--Results Sharing and the AIP--and two long-term incentive opportunities--performance shares and stock options. Ms. Holquist's 2007 incentive opportunities consisted of the AIP, long-term incentive cash, which, to the extent earned, vests over a three-year period, and restricted stock units. Each incentive is discussed below. The annual incentives are presented first, followed by a description of the long-term incentives.

     RESULTS SHARING. The 2007 target-level Results Sharing financial goal was to achieve net income from continuing operations of $85.8 million, excluding certain non-operational events (NICO). The 2007 Results Sharing program also had specific operational goals related to safety, reliability, and environmental protection. Results Sharing awards are adjusted downward by up to 40 percent if the operational goals are not met. The amounts shown in column (d) in the Grants of Plan-Based Awards Table above reflect the minimum Results Sharing awards payable, which was set at 3 percent of salary, and would have resulted if the financial target had been met but no operational goals were achieved. The target Results Sharing awards shown in column (e) was set at 5 percent of salary, and would have been payable if the financial target and all operational goals were met. The amounts shown in column (f) reflect the maximum Results Sharing awards payable, which were set at 15 percent of salary, and would have been earned if the financial results had exceeded the target by 45 percent and all operational goals were met.

     The amount shown in column (g) of the Summary Compensation Table includes Results Sharing awards earned in 2007 equal to 4.2 percent of base salary for each Named Executive Officer, except Ms. Holquist who does not participate in the program. The award amount reflects results of NICO exceeding target by $640,000 and 80 percent of the operational goals having been met. The Company contributes half of the Results Sharing award as Common Stock to the Named Executive Officer's RSOP account. Named Executive Officers, like all Results Sharing participants, may elect to receive the remaining portion of the award in cash or to contribute some or all of it to their RSOP account. Named Executive Officers who retire, die, or become disabled during the year remain eligible to receive a Results Sharing award on a prorated basis. Subject to the Compensation Committee's discretion, Named Executive Officers who terminate employment for other reasons may be eligible for a prorated Results Sharing award.

     ANNUAL INCENTIVE PLAN. For all the Named Executive Officers, except Ms. Holquist whose 2007 AIP opportunity is discussed separately below, the following were the 2007 AIP performance goals, measures, and goal weighing:

                                             Goal Measure
AIP Performance Goals                   (Threshold Performance)   Goal Weighting
---------------------                   -----------------------   --------------
NICO                                         $85.8 million              50%

Cash from Operating Activities (CFOA)         $126 million              25%

Strategic Goals                            Various; See below           25%

     Strategic goals for 2007 were related to the Company's ability to obtain regulatory approval of certain environmental initiatives and implementing those initiatives, which is discussed in Part I, Item 1 of the Annual Report. Other strategic goals were related to leadership development and succession planning.

     A threshold performance level was established for each AIP performance goal and each goal's achievement was independently measured. By design, no awards are earned if both financial goal results fall below their threshold performance levels and no progress is made on the strategic goals. The amounts shown in column (d) of the Grants of Plan-Based Awards Table reflect the minimum AIP award that would be payable--ranging from 11.3 percent to 15 percent of base salary--if both financial results are at threshold and if there is no progress on strategic goals. The amounts shown in column (e) reflect the AIP target-level awards that would be payable--ranging from 30 percent to 40 percent of base salary--if NICO and CFOA results exceed the threshold by 5 percent and all strategic goals are achieved. The amount shown in column (f) reflects maximum AIP awards that would be payable--ranging from 60 percent to 80 percent of base salary--if NICO and CFOA results exceed the threshold by 15 percent and all strategic goals are exceeded. Actual 2007 NICO exceeded the threshold by 1 percent, or $830,000; CFOA fell below threshold by 2 percent, or $2.9 million; and strategic goals, overall, were exceeded. As a result, the amounts shown in column (g) of the Summary Compensation Table include AIP awards earned at 72 percent of target in 2007 ranging from 22 percent to 29 percent of base salary for the Named Executive Officers, other than Ms. Holquist.

     Ms. Holquist's 2007 AIP award opportunity was established based on a stepped percentage of ALLETE Properties' revenue from land sales (ranging from 0 percent if revenue was less than $38.5 million up to 0.38 percent if revenue exceeded $68.5 million) plus a stepped percentage of net income from real estate operations (ranging from 0 percent if net income from real estate operations was less than $14.2 million up to 0.16 percent if net income from real estate operations exceeded $24.4 million). Ms. Holquist could have earned from 0 percent to 120 percent of the award opportunity based on the achievement of specific goals. Her goals for 2007 included meeting several strategic goals including: completing infrastructure construction of Palm Coast Park, planning, engineering design and permitting for Ormond Crossings, and identifying real estate acquisition opportunities, all of which are discussed in Part I, Item 1 of the Annual Report. Other strategic goals related primarily to operational improvements.

     The amount shown in column (e) of the Grants of Plan-Based Awards Table on page 25 reflects Ms. Holquist's 2007 AIP target opportunity, which would be payable if ALLETE Properties' revenue from land sales was $64.1 million, if net income from real estate operations was $23.7 million, and if Ms. Holquist achieved her strategic goals. The amount shown for Ms. Holquist in column (g) of the Summary Compensation Table on page 23 includes the AIP award she earned in 2007, which was calculated on the basis of ALLETE Properties having realized $44.2 million of revenue from land sales (after the deduction of minority interests) and having earned $17.7 million of net income from real estate operations, and the fact that, overall, Ms. Holquist achieved her strategic goals.

     Named Executive Officers may elect to receive their AIP award in cash, or to defer some or all of it to an account under the SERP. Named Executive Officers who retire, die, or become disabled during the year remain eligible to receive a prorated AIP award if the applicable performance goals are achieved. Named Executive Officers who terminate employment for any other reason forfeit the AIP award.

     STOCK OPTIONS. The Named Executive Officers, except Ms. Holquist, received stock option awards in 2007 under the LTIP. The number of stock options granted to the Named Executive Officers is shown in column (k) of the Grants of Plan-Based Awards Table on page 25. Once vested, each stock option gives the Named Executive Officer the right to purchase one share of Common Stock at an exercise price equal to the closing share price of Common Stock on the grant date. The stock options vest in three equal installments--on the first, second, and third anniversary of the grant date, respectively. Stock options expire ten years from the grant date. The stock options vest immediately upon retirement, disability, or death and expire on the earlier of the original expiration date or three years from the accelerated vesting (in the case of retirement) or one year from the accelerated vesting (in the case of disability or death); stock options also vest immediately upon a change in control event, without triggering any change in the expiration date. If the Company terminates a Named Executive Officer's employment for cause, outstanding stock options are forfeited. If a Named Executive Officer terminates his or her employment for any other reason, he or she has 90 days in which to exercise vested stock options and unvested stock options are forfeited. The Company's compensation expense for 2007 and 2006 for stock option awards recorded in its Consolidated Financial Statements included in the Annual Report to each Named Executive Officer is reported in column (f) of the Summary Compensation Table on page 23.

     PERFORMANCE SHARES. Four performance share awards, each encompassing a different multi-year performance period, are reflected in the compensation tables. These performance share awards are summarized as follows:

                                                     Status of Performance
   Performance Period      Performance Period          Share Award as of
       Beginning                 Ending                December 21, 2007
   ------------------      ------------------        ---------------------
    January 1, 2007         December 31, 2009         Unearned; Not Vested
    January 1, 2006         December 31, 2008         Unearned; Not Vested
    January 1, 2005         December 31, 2007         Not Earned
    January 1, 2004         December 31, 2006         Earned; Vested

     In 2007, the Named Executive Officers, except Ms. Holquist, were granted performance share awards for the three-year performance period beginning on January 1, 2007 and ending on December 31, 2009. The number of shares of Common Stock earned pursuant to the 2007 performance share awards will be based on the Company's TSR ranking relative to a 16-company peer group. A more detailed discussion of the TSR peer group is contained in the Compensation Discussion and Analysis section on page 20.

     The amounts shown in column (g) of the Grants of Plan-Based Awards Table reflect the minimum 2007 performance share award payable, set at 50 percent of the target amount shown in column (h), which will be earned if ALLETE's TSR for the three-year performance period ranks 10th among the peer group. The amounts shown in column (h) reflect the target performance share award payable if ALLETE's TSR for the three-year performance period ranks 7th among the peer group. The amount shown in column (i) reflects the maximum performance share award payable, set at 200 percent of the target amount, which will be earned if ALLETE's TSR ranks 3rd or higher among the peer group. A performance share award is earned at each ranking from tenth to first.

     Dividend equivalents accrue during the performance period and are paid in shares, but only to the extent performance goals are achieved. If earned, 100 percent of the performance shares will be paid in Common Stock after the end of the performance period. Upon the retirement, disability, or death of a Named Executive Officer, earned performance share awards would pay out on a prorated basis. If a change in control event were to occur, performance share awards would immediately pay out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on then-current actual TSR ranking as compared to the peer group companies. The amount recorded as compensation expense for performance share awards to each Named Executive Officer in the Company's Consolidated Financial Statements included in the Annual Report is shown in column (e) of the Summary Compensation Table on page 23.

     Performance shares awarded for both the 2007-2009 and the 2006-2008 performance periods remain unearned. The number of performance shares awarded to each Named Executive Officer in each of those periods is shown in column (h) of the Outstanding Equity Awards at Fiscal Year-End Table on page 30. An estimated market value of the unearned and unvested performance shares, assuming threshold performance in the case of the 2007-2009 and the 2006-2008 performance periods is shown in column (i) of that table. The actual value, if any, to the Named Executive Officers will be determined at the end of 2008 and 2009, respectively, based on the Company's actual TSR ranking for the three-year performance period relative to the peer group.

     During the three-year performance period 2005-2007, the Company's shareholders realized a TSR of 20.9 percent on their investment in Common Stock, ranking the Company twelfth among the peer group of 16 comparable companies. As a result, the Named Executive Officers did not earn a performance share payout for the 2005-2007 performance period.

     The Named Executive Officers received a payout in 2007 associated with performance share awards for the 2004-2006 performance period. The Company's TSR during the three-year performance period was 45.2 percent, ranking the Company ninth among its peer group and resulting in a payout that was 66.7 percent of target. The performance share payout for each Named Executive Officer is shown in column (d) and (e), respectively, of the Option Exercises and Stock Vested Table on page 31.

     RESTRICTED STOCK UNITS. The number of restricted stock units awarded to Ms. Holquist in 2007 is shown in column (j) of the Grants of Plan-Based Awards Table. Each restricted stock unit entitles her to receive one share of Common Stock after the time lapse specified in the award. The restricted stock units granted to Ms. Holquist in 2007 vest in three installments, with 30 percent vesting on each of the first and second anniversaries of the award date and 40 percent vesting on the third anniversary of the award date. Ms. Holquist must remain employed by the Company at the time restricted stock units vest to receive the Common Stock. Ms. Holquist will receive no dividend equivalents during the vesting period. The restricted stock units would vest immediately on a prorated basis upon retirement, disability, or death. If a change in control event were to occur, restricted stock units would vest immediately. The compensation expense recorded on the Company's Consolidated Financial Statement for the restricted stock units awarded to Ms. Holquist is included in the amount shown for her in column (e) of the Summary Compensation Table on page 23. The number of restricted stock units awarded to Ms. Holquist is shown in column (f) of the Outstanding Equity Awards at Fiscal Year-End Table, while the value of the award is shown in column (g).

     LONG-TERM INCENTIVE CASH AWARD. Payment of the long-term incentive cash opportunity awarded to Ms. Holquist in 2007 was contingent on her achievement of her 2007 AIP strategic goals. The amount shown in column (d) of the Grants of Plan-Based Awards Table in connection with Long-Term Incentive Cash reflects the minimum long-term incentive cash award payable, set at 80 percent of target, which she would earn if she made some progress toward her AIP strategic goals. The amount shown in column (e) of the Grants of Plan-Based Awards Table in connection with Long-Term Incentive Cash reflects a target-level award that would be payable if Ms. Holquist met all of her 2007 AIP strategic goals. The amount shown in column (f) of the Grants of Plan-Based Awards Table on page 25 reflects the maximum award payable, set at 120 percent of target, which Ms. Holquist would earn if she exceeded her 2007 AIP strategic goals. The long-term incentive cash award earned is payable in three installments, with 30 percent vesting on each of the first and second anniversaries of the award date, and 40 percent vesting on the third anniversary of the award date. Ms. Holquist must remain employed by the Company on the vesting dates to receive the cash payments. The long-term incentive cash award earned would vest immediately on a prorated basis upon retirement, disability, or death. Upon the occurrence of a change in control event, the long-term incentive cash award would be calculated as if the end of the performance year had occurred, based on performance through the change in control event date. The long-term incentive cash award actually earned by Ms. Holquist in 2007, equal to 36 percent of her base salary, is shown in column (g) of the Summary Compensation Table on page 23. The award amount was based on the fact that Ms. Holquist, overall, met her 2007 AIP strategic goals.


                                         OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END--2007

------------------------------------------------------------------------------------------------------------------------------------
(a)                     (b)          (c)          (d)       (e)          (f)              (g)              (h)              (i)
                                     Option Awards                                             Stock Awards
                   ------------------------------------------------  ---------------------------------------------------------------
                                                                                                         Equity           Equity
                                                                                                     Incentive Plan  Incentive Plan
                                                                                                         Awards:         Awards:
                            Number of                                 Number of                        Number of        Market or
                            Securities                                 Shares                          Unearned      Payout Value
                            Underlying                               or Units of     Market Value    Shares, Unit,    of Unearned
                       Unexercised Options                              Stock        of Shares or   or Other Rights  Shares, Units,
                   --------------------------   Option     Option    That Have Not  Units of Stock   That Have Not   or Other Rights
                   Exercisable  Unexercisable  Exercise  Expiration     Vested       That Have Not      Vested        That Have Not
Name                   (#)          (#)<F1>      Price      Date         (#)<F2>       Vested<F3>         (#)<F4>        Vested<F5>
------------------------------------------------------------------------------------------------------------------------------------
Donald J. Shippar                                                           0            $0.00            6,425          $254,302
                      7,217             0        $29.79   1/02/2012
                     13,905             0        $37.76   2/02/2014
                     13,078         6,540        $41.35   2/01/2015
                      6,752        13,504        $44.15   2/01/2016
                          0        19,125        $48.65   2/01/2017
------------------------------------------------------------------------------------------------------------------------------------
Mark A. Schober                                                             0            $0.00            1,279           $50,623
                      4,413             0        $29.79   1/02/2012
                      2,207             0        $23.79   2/03/2013
                      3,579             0        $37.76   2/02/2014
                      2,778         1,389        $41.35   2/01/2015
                      1,744         3,490        $44.15   2/01/2016
                          0         6,510        $48.65   2/01/2017
------------------------------------------------------------------------------------------------------------------------------------
Laura A. Holquist                                                       3,391         $134,216                -                 -
                      3,708             0        $37.76   2/02/2014
                      3,010         1,506        $41.35   2/01/2015
------------------------------------------------------------------------------------------------------------------------------------
Deborah A. Amberg                                                           0            $0.00            1,255           $49,673
                      1,819             0        $25.45   1/04/2009
                      2,011             0        $18.85   1/03/2010
                      1,360             0        $27.40   1/02/2011
                      1,209             0        $29.79   1/02/2012
                      1,209             0        $23.79   2/03/2013
                      1,070             0        $37.76   2/02/2014
                      2,366         1,183        $41.35   2/01/2015
                      2,001         4,003        $44.15   2/01/2016
                          0         5,531        $48.65   2/01/2017
------------------------------------------------------------------------------------------------------------------------------------
Claudia Scott
Welty                                                                       0            $0.00            1,152           $45,596
                      3,862             0        $27.40   1/02/2011
                      3,367             0        $29.79   1/02/2012
                      3,367             0        $23.79   2/03/2013
                      3,557             0        $37.76   2/02/2014
                      2,892         1,446        $41.35   2/01/2015
                      1,814         3,628        $44.15   2/01/2016
                      0             5,156        $48.65   2/01/2017


------------------------------------------------------------------------------------------------------------------------------------

<F1> Each option award has a ten-year term. Therefore, the grant date for each  award is the date ten years prior to the date shown in column (e). Options vest in three equal installments on each of the first, second, and third anniversaries of the grant date.
<F2> The amounts shown in column (f) reflect that a performance share payout was not earned for the 2005-2007 performance period.
     For Ms. Holquist the amount shown includes 1,451 restricted stock units granted to her in February 2006 and 1,940 restricted stock units granted in February 2007. Thirty percent of the restricted stock units vest on the first and second anniversaries of the grant date, and 40 percent vest on the third anniversary of the grant date.
<F3> The amount shown was calculated by multiplying the number of units in   column (f) by the closing price of Common Stock on
     December 31, 2007.
<F4> Represents the Common Stock that would be payable for outstanding  performance share awards if threshold performance were achieved for the performance periods 2006-2008 and 2007-2009.
<F5> These amounts were calculated by multiplying the number of shares and units in column (h) by the closing price of Common Stock on December 31, 2007.

                            OPTION EXERCISES AND STOCK VESTED--2007
----------------------------------------------------------------------------------------------------
      (a)                   (b)                (c)                  (d)                   (e)
                                   Option Awards                          Stock Awards
                     --------------------------------------   --------------------------------------
                      Number of Shares
                        Acquired on                            Number of Shares
                         Exercise         Value Realized      Acquired on Vesting    Value Realized
Name                        (#)            on Exercise              (#)<F1>            on Vesting
----------------------------------------------------------------------------------------------------
Donald J. Shippar              -                   -                 2,547              $122,490
Mark A. Schober                -                   -                   656               $31,534
Laura A. Holquist              -                   -                 1,301               $62,918
Deborah A. Amberg            993             $15,204                   196                $9,418
Claudia Scott Welty            -                   -                   652               $31,352
--------------------------------- ------------------------------------- ----------------------------

<F1> The amounts shown in column (d) are comprised of the following: (i) the performance shares earned for the 2004-2006 performance period, which were paid in Common Stock on February 2,
     2007; and (ii) for Ms. Holquist, 30 percent of the restricted stock units granted to her in
     February 2006.

                                                      PENSION BENEFITS--2007

------------------------------------------------------------------------------------------------------------------------------------
       (a)                               (b)                             (c)                 (d)                         (e)
                                                                      Number of
                                                                         of
                                                                        Years
                                                                      Credited
                                                                       Service         Present Value of         Payments During Last
Name                                    Plan Name                        (#)        Accumulated Benefit<F1>          Fiscal Year
------------------------------------------------------------------------------------------------------------------------------------
Donald J. Shippar       Minnesota Power and Affiliated Companies        28.67               $709,986                    $0
                        Retirement Plan A

                        Minnesota Power and Affiliated Companies         1.08                $97,840                    $0
                        Retirement Plan B

                        ALLETE and Affiliated Companies                 30.75             $2,345,955                    $0
                        Supplemental Executive Retirement Plan

Mark A. Schober         Minnesota Power and Affiliated Companies        28.67               $535,679                    $0
                        Retirement Plan A

                        ALLETE and Affiliated Companies                 29.67               $357,543                    $0
                        Supplemental Executive Retirement Plan

Laura A. Holquist       Minnesota Power and Affiliated Companies        19.58               $172,676                    $0
                        Retirement Plan A

                        ALLETE and Affiliated Companies                 20.58               $199,177                    $0
                        Supplemental Executive Retirement Plan

Deborah A. Amberg       Minnesota Power and Affiliated Companies        16.17               $108,701                    $0
                        Retirement Plan A

                        ALLETE and Affiliated Companies                 17.08                $54,598                    $0
                        Supplemental Executive Retirement Plan

Claudia Scott Welty     Minnesota Power and Affiliated Companies        27.67               $592,149                    $0
                        Retirement Plan A

                        ALLETE and Affiliated Companies                 28.67               $382,697                    $0
                        Supplemental Executive Retirement Plan
------------------------------------------------------------------------------------------------------------------------------------

<F1> The amounts shown in column (d) represent the discounted net present values of the annual annuity payments to which the Named
     Executive Officers would be entitled at retirement assuming they retire at age 62, the earliest age at which Named Executive
     Officers may receive unreduced pension benefits. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 6.25 percent; cost of living adjustment of 2.5 percent;
     and female spouses are assumed to be three years younger than male spouses. The amounts reflect the accumulated pension benefits over the entire career of the Named Executive Officers.

                           PENSION BENEFITS DISCUSSION

     Minnesota Power and Affiliated Companies Retirement Plan A (Retirement Plan
A) is a tax-qualified defined benefit pension plan that covers the majority of our nonunion employees, including the Named Executive Officers. Pension benefits are based on the employee's years of service and the employee's final average earnings. Final average earnings covered by Retirement Plan A include the highest consecutive 48 months of salary and Results Sharing awards in the last 15 years of service. As the result of a Company-wide nonunion benefit change, Named Executive Officers have not accrued additional credited service under Retirement Plan A since September 30, 2006. The pension benefit is calculated as a life annuity using the following formula:

[0.8%  X  years of credited service from July 1, 1980] X final average earnings through September 30, 2006

       PLUS (for Named Executive Officers hired before July 1, 1980)

       [10% + (1% x years of credited service] X final average earnings prior to July 1, 1980)

     Mr. Shippar is also entitled to a pension benefit under the Minnesota Power and Affiliated Companies Retirement Plan B (Retirement Plan B), a tax-qualified defined benefit pension plan that covers the majority of our union employees. His Retirement Plan B pension benefit is calculated as a life annuity using the following formula:

      [10% + (1% x years of credited service)] X final average earnings

The 10 percent portion of the formulas is prorated, based on years of service, between Retirement Plan A and Retirement Plan B for Mr. Shippar. Final average earnings covered by Retirement Plan B include the highest consecutive 48 months of salary and Results Sharing awards in the last 10 years of service. The remaining terms of Retirement Plan B are substantially the same as Retirement Plan A (Retirement Plan A and Retirement Plan B are collectively referred to as the Retirement Plans).

     Normal retirement age under the Retirement Plans is age 65 with at least five years of continuous service with the Company. Named Executive Officers become eligible for an unreduced early retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. Named Executive Officers are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early retirement benefits are calculated by applying a 4 percent reduction factor to the benefit for each year and partial year between age 62 and the early retirement benefit commencement age. Mr. Shippar, Mr. Schober, and Ms. Welty are currently eligible to receive early retirement benefits. Ms. Holquist and Ms. Amberg have a vested Retirement Plan A benefit, but are not currently eligible to receive early retirement benefits.

     Each Named Executive Officer is married. The normal form of Retirement Plan A benefit payment for married participants is a life annuity with a 60 percent surviving spouse benefit. The normal form of Retirement Plan B benefit payment for married participants is a life annuity with a 50 percent surviving spouse benefit. At normal retirement age, the optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for both Retirement Plans. Lump sum distributions are not offered. Once pension benefit payments have commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of 3 percent per year.

     Both the annual earnings that may be considered in calculating benefits under the Retirement Plans and the annual benefit amount that the Retirement Plans may deliver to a Named Executive Officer are limited by the Tax Code. The SERP is designed to provide supplemental pension benefits, paid out of general Company assets, to eligible executives including the Named Executive Officers, in amounts sufficient to maintain total pension benefits upon retirement at the level which would have been provided by our Retirement Plans if benefits were not restricted by the Tax Code. The SERP plan formula is calculated as follows:

[0.8% X years of credited service from July 1, 1980] X SERP final average
      through retirement or termination date               earnings

       PLUS (for Named Executive Officers hired before July 1, 1980)

  [10% + (1% x years of credited service] X SERP final average earnings prior to July 1, 1980)

     The compensation generally used to calculate SERP benefits is the sum of annual salary and Results Sharing awards in excess of the Tax Code limits imposed on Retirement Plan A and AIP awards. Final average earnings for SERP are equal to the highest-consecutive 48 months of this SERP compensation. The highest-consecutive 48-month salary and AIP awards can result from different periods; however, both the salary and the AIP awards must fall within the last 15 years of service.

     The normal form of payment for SERP benefits is a 15-year annuity. The optional form of payment is a life annuity, which is the actuarial equivalent of the normal form of payment. Payments commence upon retirement. The SERP benefits accrued after December 31, 2004 are accelerated upon a termination in connection with a change in control under the Severance Plan.

     SERP benefits are only payable if the Named Executive Officer retires after reaching age 50 with 10 years of service. In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits mirror Retirement Plan A's eligibility requirements and early retirement benefits discussed above.

                                              NONQUALIFIED DEFERRED COMPENSATION--2007
------------------------------------------------------------------------------------------------------------------------------------
        (a)                                  (b)                                (c)                                   (d)

                                   Executive Contributions                   Aggregate                      Aggregate Balance as of
Name                                      in 2007<F1>                    Earnings in 2007<F2>                    December 31, 2007
------------------------------------------------------------------------------------------------------------------------------------
Donald J. Shippar                          $149,434                            $36,579                            $1,292,658
Mark A. Schober                            $143,415                            $38,605                            $1,416,416
Laura A. Holquist                          $229,983                            $11,162                            $1,824,707
Deborah A. Amberg                           $70,924                            $19,103                              $416,906
Claudia Scott Welty                        $188,546                            $24,056                            $1,264,475
------------------------------------------------------------------------------------------------------------------------------------

<F1> The amounts shown in column (b) include the following amounts of salary  earned and deferred in 2007 that were also reported in column (c) of the Summary Compensation Table: Mr. Shippar--$22,923; Mr. Schober--$39,749; Ms. Holquist--$36,242; and Ms.
     Welty--$116,758. The remaining amounts shown in column (b) reflect compensation that was earned in 2006 and deferred in 2007, which, therefore, are not reported in the 2007 Summary Compensation Table.
<F2> The amounts shown in column (c) represent realized earnings, including above-market interest earned in 2007 on non-qualified deferral balances, which is also reported in column (h) of the Summary Compensation Table as follows: Mr. Shippar--$553 and Mr.
     Schober--$250. Unrealized gains or losses are excluded from the amounts shown.

     Annually, each Named Executive Officer may elect to defer to a SERP deferral account, on a before-tax basis, some or all of his or her salary and AIP award. Named Executive Officers whose base salary is below the tax-qualified benefit plan's annual compensation limits may also elect to defer some or all of the SERP defined contribution benefit. Named Executive Officers can select among different crediting rates to apply to deferral balances under the SERP, which match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The Named Executive Officers may change their investment elections at any time.

     Each Named Executive Officer has elected a date when payments from his or her SERP deferral account will commence and has elected the form of benefit payment. Generally, SERP deferral account benefit payments will not begin earlier than the elected commencement date. However, the full SERP deferral account balance will be paid prior to the scheduled commencement date to any Named Executive Officer who is not eligible to retire at the time he or she terminates employment with the Company. Contributions made after December 31, 2004 will be paid in full upon a termination of employment in connection with a change in control. In addition, a Named Executive Officer may request an early distribution of some or all of his or her SERP deferral account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, may elect an early withdrawal of contributions made to his or her account prior to January 1, 2005 subject to a 10 percent early withdrawal penalty. A Named Executive Officer is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005 to his or her SERP deferral account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee.

     A Named Executive Officer may elect to receive his or her SERP deferral account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of both. A Named Executive Officer who retired before April 1, 2007 received a fixed 8 percent annual interest crediting rate on his or her deferral account balance until paid in full. A Named Executive Officer who retires on or after April 1, 2007 will receive a fixed 7.5 percent annual interest crediting rate on his or her deferral account balance until paid in full.

     Prior to 1996, the Company also provided executives an opportunity to elect to defer salary and AIP awards under the Minnesota Power and Affiliated Companies Executive Investment Plan II (EIP II), a nonqualified deferred compensation plan. EIP II has been closed to new contributions since 2002. The amount shown in column (d) for Mr. Shippar and Mr. Schober includes amounts deferred under the EIP II as follows: Mr. Shippar--$188,200 and Mr. Schober--$85,223. The Company resets the crediting rate under the EIP II annually at 120 percent of the rolling average of the 10-year Treasury Note. The EIP II benefits become payable upon retirement in the form of monthly annuity payments over a 5-, 10-, or 15-year period as elected by the executive. Generally, EIP II benefit payments will not begin earlier than the elected commencement date. However, the Named Executive Officer may request an early distribution of some or all of his EIP II account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, he may elect an early withdrawal of his account balance subject to a 10 percent early withdrawal penalty.

            POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     On February 13, 2008 the Board of Directors approved the Severance Plan covering each Named Executive Officer as well as other key executives (collectively, Participants). Under the Severance Plan a change in control of ALLETE generally means any one of the following events:

     - Acquisition by any person, entity, or group acting together of more than 50 percent of the total fair market value or total voting power of the Company's Common Stock;

     - Acquisition in any 12-month period of 40 percent or more of the Company's assets by any person, entity, or group acting together;

     - Acquisition in any 12-month period of 30 percent or more of the total voting power of the Company's Common Stock by any person, entity, or group acting together; or

     - A majority of members of the Board of Directors is replaced during any 12-month period.

     Each Named Executive Officer is entitled to receive specified benefits in the event his or her employment is involuntarily terminated six months before or up to two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the Named Executive Officer other than for cause; or (ii) the Named Executive Officer resigns from his or her employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, and felony convictions. Good reason generally means a material reduction in the Named Executive Officer's responsibilities or authority; a material reduction in his or her supervisor's responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which a Named Executive Officer provides services; or reassignment to another geographic location more than 50 miles from the Named Executive Officer's current job location.

     Under the Severance Plan, Mr. Shippar, Mr. Schober, Ms. Amberg, and Ms. Welty would be entitled to receive a lump sum severance payment of 2.5 times their annual compensation. Ms. Holquist would receive a severance payment of 1.5 times her annual compensation. Annual compensation includes base salary and an amount representing a "target" award under the AIP and Results Sharing. The Severance Plan also provides a lump sum benefit continuation payment to Mr. Shippar, Mr. Schober, Ms. Amberg, and Ms. Welty approximately equal in value to the benefits (as specified below) that they would have received had they remained in the employ of the Company after their termination for an additional 2.5 years, and in the case of Ms. Holquist, an additional 1.5 years. The lump sum benefit continuation payment includes the value of the following benefits: (i) premiums for medical, dental, and basic group term life insurance benefits, (ii) Company contributions under the Flexible Benefit Plan, (iii) the present value of additional SERP benefits the Participant would have received under the SERP had employment continued for 2.5 or 1.5 years after the later of the change in control event or termination, as applicable.

     As a condition of receiving the payments under the Severance Plan, Participants will be required to sign a waiver of potential claims against the Company, and to agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or director of the Company for employment for a period of two years, or publicly criticize the Company.

     Upon the occurrence of a change in control event, awards under the AIP would be calculated as if the end of the performance year had occurred, based on the Company's performance through the change in control event date. AIP awards could range from zero to 200 percent of the target award opportunity depending on actual goal results. The SERP also provides for a lump sum payment of benefits earned after December 31, 2004 through the termination of employment in connection with a change in control. Under the LTIP, if a change in control event were to occur, unvested stock options, restricted stock units, and long term incentive cash would immediately vest; performance share awards would immediately pay out on a prorated basis at the target level or the level earned based on then-current actual TSR ranking as compared to the peer group companies, whichever were greater; and long-term incentive cash awards would be calculated as if the end of the performance year had occurred, based on performance through the change in control event date. These change in control features of the AIP, LTIP, and SERP are designed to prevent substantial losses to Named Executive Officers if a change in control event were to occur.

     The total amount of severance payments due under the Severance Plan plus any payments accelerated under the AIP, LTIP, and SERP, due to a change in control, will be limited to an amount which would result in no portion of such amount being subject to excise tax under Section 4999 of the Tax Code, unless the payment would have to be reduced to an amount less than 85 percent of the amount the Named Executive Officer would otherwise have received, absent the imposition of the excise tax. If payments to a Named Executive Officer would need to be reduced to an amount less than 85 percent of the amount the Named Executive Officer would otherwise have received, total payments would not be reduced and the Named Executive Officer would instead receive an additional gross-up payment that would provide the Named Executive Officer with the same net after-tax payment the Named Executive Officer would have received if the excise tax had not applied to any of the payments.

     If the Severance Plan had been in effect and if a change in control event had occurred on December 31, 2007, the following table illustrates the value Named Executive Officers would have received upon termination of employment.

------------------------------------------------------------------------------------------------------------------------------------
Payments                                            Mr. Shippar      Mr. Schober      Ms. Holquist      Ms. Amberg       Ms. Welty
------------------------------------------------------------------------------------------------------------------------------------
Severance                                            $1,939,375        $810,534         $644,514          $833,625        $772,875
Annual Incentive Plan<F1>                                     0               0                0                 0               0
Unvested Stock Options<F2>                                    0               0                0                 0               0
Performance Shares<F3>                                  412,470          82,032           38,543            78,345          80,960
Unvested Restricted Stock Units<F4>                           0               0          134,222                 0               0
Unvested Long-Term Incentive Cash                             0               0          150,847                 0               0
SERP Pension<F5>                                        366,046         110,978                0                 0          31,147
SERP Defined Contribution<F6>                           136,620          28,710           34,841            19,994          15,517
Benefits                                                 40,581          38,894           22,661            36,925          38,569
Outplacement Services                                    25,000          25,000           25,000            25,000          25,000
Excise Tax & Gross-Up                                 1,159,873               0                0           415,655               0
                                                     ----------      ----------       ----------        ----------        --------
Total Payments                                       $4,079,965      $1,096,148       $1,050,628        $1,409,544        $964,068
------------------------------------------------------------------------------------------------------------------------------------

<F1> Because the performance period ended on December 31, 2007, no acceleration of benefits would have occurred under this scenario.
<F2> The award values for stock options were calculated based on the difference between the option exercise price and the closing stock price on December 31, 2007.
<F3> Outstanding performance shares for the periods January 1, 2005-December 31, 2007, January 1, 2006-December 31, 2008, and
     January 1, 2007-December 31, 2009 would be accelerated under this scenario. The amounts shown assume that target TSR performance would be used to calculate each award payout and were calculated based on the closing share price on December 31,
     2007.
<F4> The award values for restricted stock units were calculated based on the closing share price on December 31, 2007.
<F5> Ms. Amberg and Ms. Holquist would not be eligible for retirement benefits even after being credited with an additional 2.5 and
     1.5 years of service, respectively.
<F6> The amounts shown reflect 2.5 years and 1.5 years, as applicable, of SERP defined contribution benefits.

     The LTIP also provides for immediate accelerated vesting of stock options, restricted stock units, and long term incentive cash upon the retirement, disability, or death of the Named Executive Officer. Named Executive Officers are given three years from retirement, and one year from disability or death, to exercise all outstanding stock options. The value Named Executive Officers, except Ms. Holquist, would have received solely in connection with accelerated stock option vesting triggered by a retirement, disability, or death had such event occurred on December 31, 2007 would have been the same as is shown in the table above in connection with a change in control event; however, because Ms. Amberg was not retirement eligible on December 31, 2007, the amount shown for her for performance shares could only be triggered by disability or death. Had Ms. Holquist, who is also not retirement eligible, become disabled or died on December 31, 2007, she would have received $0 in connection with an accelerated stock option vesting, $63,882 in connection with an accelerated restricted stock unit vesting, and $71,213 in connection with accelerated long-term incentive cash vesting.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth the shares of Common Stock available for issuance under the Company's equity compensation plans as of December 31, 2007.

------------------------------------------------------------------------------------------------------------------------------------
                                     Number of Securities                                                  Number of Securities
                                      to be Issued Upon                   Weighted-Average                 Remaining Available
                                         Exercise of                      Exercise Price of                for Future Issuance
                                     Outstanding Options                 Outstanding Options                  Under Equity
Plan Category                        Warrants, and Rights               Warrants, and Rights               Compensation Plans<F1>
------------------------------------------------------------------------------------------------------------------------------------
Equity Compensation                         510,992                            $39.83                           1,159,142
   Plans Approved by
   Security Holders

Equity Compensation                               0                               N/A                                   0
   Plans Not Approved
   by Security Holders
------------------------------------------------------------------------------------------------------------------------------------
Total                                       510,992                            $39.83                           1,159,142
------------------------------------------------------------------------------------------------------------------------------------

<F1> Excludes the number of securities to be issued upon exercise of outstanding ptions, warrants, and rights. The amount shown is comprised of: (i) 975,115 shares available for issuance under the LTIP in the form of options, rights, restricted stock, performance units, shares, and other grants as approved by the Compensation Committee of the Board; (ii) 81,127 shares available for issuance under the Director Stock Plan as payment for a portion of the annual retainer payable to non-employee
     Directors; and (iii) 102,900 shares available for issuance under the ALLETE and Affiliated Companies Employee Stock Purchase
     Plan.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board is comprised of four non-employee Directors, each of whom has been determined by the Board to be "independent" under ALLETE's Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Mr. Peirce is an "audit committee financial expert" within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter that was amended and restated in January 2007. The current Audit Committee charter is available on the Company's website at WWW.ALLETE.COM. The Audit Committee assists the Board's oversight of the integrity of the Company's financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit process, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the Annual Report.

     During 2007, the Audit Committee met and held separate discussions with members of management and the Company's independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting, and the Company's compliance with laws and regulations. It also reviewed the Company's process for communicating its code of business conduct and ethics. The Audit Committee approved the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2008, subject to shareholder ratification. The Company's independent registered public accounting firm provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed with the independent registered public accounting firm, the firm's independence.

     The Audit Committee has: (i) reviewed and discussed the Company's Consolidated Financial Statements for the year ended December 31, 2007 with the Company's management and with the Company's independent registered public accounting firm; (ii) met with management to discuss all financial statements prior to their issuance and to discuss significant accounting issues; and (iii) discussed with the Company's independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as may be modified or supplemented, which include, among other items, matters related to the conduct of the audit of the Company's financial statements. Management represented to the Audit Committee that the Company's Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

     Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

     The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC's rules and regulations.

     The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee's annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

AUDIT AND NON-AUDIT FEES

     The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

     All audit and non-audit services and fees for 2007 were pre-approved by the Audit Committee. We have considered and determined that the provision of the non-audit services noted below is compatible with maintaining
PricewaterhouseCoopers' independence.

                                    2007                       2006
                                 ------------------------------------
Audit Fees<F1>                   $1,294,000                $1,298,000
Audit-Related Fees<F2>                3,000                    54,000
Tax Fees<F3>                        104,000                   211,000
All Other Fees<F4>                   38,000                    12,000
                                 ------------------------------------
Total                            $1,439,000                $1,575,000

<F1> Audit fees were comprised of audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, subsidiary audits, and security offerings.
<F2> Audit-related fees were comprised of assurance services, including accounting consultations.
<F3> Tax fees were comprised of tax compliance services, including assistance with the preparation of tax returns and claims for tax refunds, and tax consultation and planning services, including assistance with tax audits and appeals, mergers and acquisitions, and employee benefit plans, and requests for rulings or technical advice from taxing authorities. In 2007, tax compliance services totaled $29,000, and tax consulting and planning services totaled $75,000. In 2006, tax compliance services totaled $173,000, and tax consulting and planning services totaled $38,000.
<F4> Other fees were comprised of license fees and maintenance fees for internal audit work paper software and accounting research software, and fees for attendance at training sessions sponsored by PricewaterhouseCoopers.

March 25, 2008

Audit Committee

Roger D. Peirce, Chair
James J. Hoolihan
George L. Mayer
Douglas C. Neve

                   ITEM NO. 2--RATIFICATION OF APPOINTMENT OF
                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board recommends shareholder ratification of the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2008. PricewaterhouseCoopers has acted in this capacity since October 1963.

     A representative of PricewaterhouseCoopers will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

     The Board recommends a vote "FOR" ratifying the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2008.

                                 OTHER BUSINESS

     The Board knows of no other business to be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote pursuant to the proxies in accordance with their judgment in such matters.

     All shareholders are respectfully asked to vote their proxies promptly so that the necessary vote may be present at the Annual Meeting.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

         All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 12, 2009 must be received by the Secretary of ALLETE at 30 West Superior Street, Duluth, MN 55802-2093 not later than November 25, 2008. The Company's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company's Secretary. To be timely, advance notice generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of shareholders. Therefore, for the Annual Meeting scheduled for May 12, 2009, ALLETE must receive a shareholder's notice between January 13, 2009 and February 12, 2009. A shareholder's notice must also comply with informational and other requirements set forth in the Company's Bylaws. The persons to be named as proxies in the proxy cards relating to the 2009 Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice process prior to February 12, 2009, without discussion of such matter in the Proxy Statement relating to the 2009 Annual Meeting.

By order of the Board of Directors,

Deborah A. Amberg

Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 25, 2008
Duluth, Minnesota

                "Printed using soy based inks on recycled paper
                     containing post consumer waste fibre."

                   [RECYCLE LOGO] [LOGO PRINTED WITH SOY INK]

                                 [ALLETE LOGO]
                         ANNUAL MEETING OF SHAREHOLDERS

                              TUESDAY, MAY 13, 2008
                                   10:30 A.M.

                              DULUTH ENTERTAINMENT
                               CONVENTION CENTER
                                350 HARBOR DRIVE
                                   DULUTH, MN



IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:
The Notice and Proxy Statement, Annual Report on Form 10-K and Profile are available at www.proxyvote.com.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  ALLETE, INC.
   [ALLETE LOGO]  30 WEST SUPERIOR STREET                               PROXY
                  DULUTH, MINNESOTA 55802-2093
--------------------------------------------------------------------------------

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 13, 2008.

   Donald J. Shippar and Deborah A. Amberg, or either of them, with power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of ALLETE, Inc. stock owned by the undersigned at the Annual Meeting of Shareholders to be held in the auditorium of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, at 10:30 a.m. on Tuesday, May 13, 2008, or any adjournments thereof, with respect to the election of Directors, ratification of the appointment of an independent registered public accounting firm, and any other matters as may properly come before the meeting.

   THIS PROXY CONFERS AUTHORITY TO VOTE EACH PROPOSAL LISTED ON THE OTHER SIDE UNLESS OTHERWISE INDICATED. In any other business is transacted at said meeting, this Proxy shall be voted in accordance with the best judgment of the Proxies. The Board of Directors recommends a vote "FOR" each of the listed proposals. This Proxy is solicited on behalf of the Board of Directors of ALLETE, Inc., and may be revoked prior to its exercise. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. ALTERNATIVELY, AUTHORIZE THE ABOVE-NAMED PROXIES TO VOTE THE SHARES REPRESENTED ON THIS PROXY CARD BY PHONE OR ONLINE AS DESCRIBED ON THE OTHER SIDE. Shares cannot be voted unless these instructions are followed, or other specific arrangements are made to have the shares represented at the meeting. By responding promptly, you may help save the costs of additional Proxy solicitations.

   --------------------------------------------------------------------------
      ADDRESS CHANGES/COMMENTS:
                               -------------------------------------------

      --------------------------------------------------------------------

   --------------------------------------------------------------------------

               (If you noted any Address Changes/Comments above,
              please mark corresponding box on the reverse side.)

                      SEE REVERSE FOR VOTING INSTRUCTIONS.

--------------------------------------------------------------------------------

[ALLETE LOGO]                           VOTE BY INTERNET - WWW.PROXYVOTE.COM
ATTN: SHAREHOLDER SERVICES                                 -----------------
30 WEST SUPERIOR STREET                 Use the Internet to transmit your voting
DULUTH, MN 55802-2093                   instructions and for electronic delivery
                                        of information up until 12:00 p.m.(CDT) on May 12, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

                                        ELECTRONIC DELIVERY OF FUTURE
                                        SHAREHOLDER COMMUNICATIONS
                                        If you would  like to  reduce the  costs
                                        incurred  by  ALLETE,  Inc.  in  mailing
                                        proxy  materials,  you  can  consent  to
                                        receiving  all  future proxy statements,
                                        proxy    cards    and   annual   reports
                                        electronically   via   e-mail   or   the
                                        Internet.  To  sign  up  for  electronic
                                        delivery, please follow the instructions
                                        above to vote  using the  Internet  and,
                                        when  prompted, indicate that  you agree
                                        to   receive   or   access   shareholder
                                        communications electronically in future years.

                                        VOTE BY PHONE - 1-800-690-6903
                                        Use any touch-tone telephone to transmit your voting instructions up until 12:00 p.m. (CDT) on May 12, 2008. Have your proxy card in hand when you call and then follow the instructions.

                                        VOTE BY MAIL
                                        Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ALLETE, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.




TO VOTE, MARK BLOCKS BELOW IN                                  KEEP THIS PORTION
BLUE OR BLACK INK AS FOLLOWS:                        ALLET1    FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                                               DETACH AND RETURN
                                                               THIS PORTION ONLY
                          THIS PROXY CARD IS VALID ONLY
                             WHEN SIGNED AND DATED.
--------------------------------------------------------------------------------
 ALLETE, INC.
 THE BOARD OF DIRECTORS                                        [GRAPHIC OMITTED]
 RECOMMENDS A VOTE FOR
 ITEMS 1 AND 2.

 VOTE ON DIRECTORS             FOR   WITHHOLD  FOR ALL   To  withhold  authority
                               ALL     ALL     EXCEPT    to   vote    for    any
                                                         individual  nominee(s),
 1.  Election of Directors     [ ]     [ ]       [ ]     mark "For  All  Except"
     01) Brekken    06) Mayer                            and write the number(s)
     02) Eddins     07) Neve                             of  the  nominee(s)  on
     03) Emery      08) Rajala                           the line below.
     04) Hoolihan   09) Shippar
     05) Ludlow     10) Stender
                                                         -----------------------

 VOTE ON PROPOSAL                                        FOR   AGAINST   ABSTAIN

 2. Ratification    of    the    appointment    of       [ ]      [ ]      [ ]
    PricewaterhouseCoopers    LLP   as    ALLETE's
    independent registered public accounting firm.

 THIS  PROXY WHEN  PROPERLY EXECUTED WILL BE VOTED
 AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE
 VOTED FOR ITEMS 1 AND 2.

 Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

       IF YOU VOTE BY PHONE OR ONLINE, PLEASE DO NOT MAIL YOUR PROXY CARD

 For address changes and/or comments, please check this     [ ]
 box and write them on the reverse side where indicated.





 ----------------------------------------     ----------------------------------
                                    |                                      |
 ----------------------------------------     ----------------------------------
 Signature [PLEASE SIGN WITHIN BOX]  Date     Signature (Joint Owners)      Date

--------------------------------------------------------------------------------

                                        April __, 2008


Dear Shareholder:

     ALLETE has not yet received your vote on issues to come before the 2008 Annual Meeting of Shareholders on May 13, 2008. Proxy materials were sent to you on or about March 25, 2008. Please take a few moments to review the Proxy materials and vote your shares using one of the three options available to you:

     1. BY MAIL - Complete the enclosed duplicate Proxy Card and return it in the self-addressed stamped envelope provided;

     2. BY TELEPHONE - Call the toll-free number listed on the Proxy Card and follow the instructions; or

     3. ONLINE - Log onto the website listed on the Proxy Card and follow the instructions.

     On behalf of the Board of Directors, we again extend to you a cordial invitation to attend ALLETE's Annual Meeting of Shareholders to be held in the auditorium of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota on Tuesday, May 13, 2008 at 10:30 a.m.

     Your prompt response is appreciated.


                                        Sincerely,



                                        Deborah A. Amberg
                                        Senior Vice President, General Counsel
                                        and Secretary


Enclosures